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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SPIRIT AEROSYSTEMS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 26, 2013

Dear Stockholders:

        You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the "Annual Meeting") of SPIRIT AEROSYSTEMS HOLDINGS, INC. (the "Company"), which will be held on Tuesday, April 30, 2013, at the Hilton Washington Dulles Airport, located at 13869 Park Center Road, Herndon, VA 20164, in the Colvin Run Ballroom, at 11:00 A.M. Eastern Time.

        Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

        Your Board of Directors recommends a vote for the (1) election of the nominees for directors and (2) ratification of the selection of the Company's independent registered public accounting firm. You will have an opportunity to submit questions or comments on matters of interest to stockholders generally.

        Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card.

        On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our stockholders as possible.

Sincerely,
Jeffrey L. Turner President and Chief Executive Officer

        The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones and other wireless mobile devices have built-in digital cameras, and while these devices may be brought into the venue, the camera function may not be used at any time.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
3801 South Oliver
Wichita, Kansas 67210

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TIME	Tuesday, April 30, 2013, 11:00 A.M. Eastern Time. Registration will begin at 9:00 A.M. The 2013 Annual Meeting of Stockholders (the "Annual Meeting") will begin at 11:00 A.M.
PLACE	Colvin Run Ballroom, Hilton Washington Dulles Airport, located at 13869 Park Center Road, Herndon, VA 20164
AGENDA	1.	Elect ten members of the Board of Directors of the Company to serve until the 2014 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.
	2.	Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2013.
	3.	Transact any other business properly brought before the meeting.
RECORD DATE	You can vote if you were a stockholder at the close of business on March 8, 2013.
MEETING ADMISSION	Registered Stockholders. An admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

Beneficial Stockholders. Stockholders whose stock is held by a broker or bank (often referred to as "holding in street name") should come to the beneficial stockholders table. In order to be admitted, beneficial stockholders must bring account statements or letters from their brokers or banks showing that they owned the Company's Common stock as of March 8, 2013. In order to vote at the meeting, beneficial stockholders must bring legal proxies, which they can obtain only from their brokers or banks. In all cases, stockholders must bring photo identification to the meeting for admission.
VOTING BY PROXY
Registered Stockholders. Please vote by mail by completing, signing, dating and promptly mailing the proxy card in the enclosed addressed envelope for which no postage is required if mailed in the United States. Any proxy may be revoked at any time prior to its exercise at the meeting.
Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

        The enclosed Proxy Statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of Spirit AeroSystems Holdings, Inc., for use at the Annual Meeting. The Proxy Statement not only describes the items that stockholders are being asked to consider and vote on at the Annual Meeting, but also provides you with important information about our company. Financial and other important information concerning our company is also contained in our 2012 Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

        Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a proxy card, and notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2012 Annual Report are available at http://www.envisionreports.com/spr. We began distributing this Proxy Statement, a form of proxy and the 2012 Annual Report on or about March 26, 2013.

By order of the Board of Directors.

Sincerely,

Jon D. Lammers
 Senior Vice President, General Counsel and Secretary
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
March 26, 2013

IMPORTANT

        Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by completing, signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for Spirit AeroSystems Holdings, Inc.'s
2013 Annual Meeting of Stockholders to be Held on April 30, 2013

This Proxy Statement and our 2012 Annual Report are available at
http://www.envisionreports.com/spr. In accordance with SEC rules, this website does not use "cookies", track the identity of anyone accessing the website to view the proxy materials or gather any personal information.

PROXY STATEMENT

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SPIRIT AEROSYSTEMS HOLDINGS, INC.
3801 South Oliver
Wichita, Kansas 67210

PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

General Information Regarding the Annual Meeting

        This Proxy Statement, which was first mailed to stockholders on or about March 26, 2013 (the "Mailing Date"), is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of SPIRIT AEROSYSTEMS HOLDINGS, INC. (the "Company"), to be voted at the Company's 2013 Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at 11:00 A.M. Eastern Time on Tuesday, April 30, 2013, in the Colvin Run Ballroom at the Hilton Washington Dulles Airport, located at 13869 Park Center Road, Herndon, VA 20164, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

        Any stockholder signing and returning the enclosed proxy has the power to revoke it by (1) giving written notice of revocation of such proxy to the Company's Corporate Secretary at the address set forth above, (2) completing, signing and submitting a new proxy card relating to the same shares and bearing a later date, or (3) attending the Annual Meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. The shares represented by the enclosed proxy will be voted as specified therein if said proxy is properly signed and received by the Company prior to the time of the Annual Meeting and is not properly revoked. The expense of this proxy solicitation will be borne by the Company. The Company's principal executive offices are located at 3801 South Oliver, Wichita, KS 67210.

        The Board has fixed the close of business on March 8, 2013 as the record date (the "Record Date") for determining the holders of Common stock entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 117,890,798 shares of Class A Common stock outstanding, held of record by 1,107 stockholders. Each outstanding share of Class A Common stock is entitled to one vote. On the Record Date, there were 23,145,653 shares of Class B Common stock outstanding, held of record by 108 stockholders, excluding shares issued to certain employees and directors of the Company which remained subject to certain vesting requirements as of the Record Date, and during the pendency of such requirements may not be voted. Each outstanding share of Class B Common stock is entitled to ten votes. Each outstanding share of Class B Common stock is convertible into one share of Class A Common stock at the option of the holder at any time after vesting.

Vote Required for Approval

        The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. The Company will count abstentions and "broker non-votes" only for the purpose of determining the presence or absence of a quorum. "Broker non-votes" occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter.

        Under the rules of the New York Stock Exchange ("NYSE"), brokers may exercise discretion to vote shares as to which instructions are not given only with respect to certain "routine" matters. Under the NYSE rules, Proposal 2 (ratification of the selection of our independent registered public accounting firm) is considered to be a routine matter. As a result, a stockholder's broker is permitted to vote the stockholder's shares on Proposal 2 at its discretion without instructions from the stockholder.

        Proposal 1 (election of the ten members of the Board) is not considered to be a routine matter. Accordingly, brokerage firms are not permitted to vote shares for which they have not received voting instructions on this proposal.

        With respect to Proposal 1 (election of the ten members of the Board), a plurality of the votes cast in person or by proxy at the Annual Meeting, and entitled to vote on the matter, is necessary for election of each member. As a result, the ten nominees receiving the greatest number of votes will be elected. With respect to Proposal 1, a stockholder may vote "FOR" all nominees, "WITHHOLD" its vote as to all nominees, or vote "FOR" all nominees except those specific nominees from whom the stockholder "WITHHOLDS" its vote. A properly executed proxy marked "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. The Company's stockholders do not have cumulative voting rights. Any shares not voted (whether by abstention, "broker non-vote" or otherwise) will have no impact on the election of the members of the Board.

        Proposal 2 (ratification of the selection of our independent registered public accounting firm) will be approved if stockholders entitled to cast a majority of the votes which all stockholders present, in person or by proxy, are entitled to vote on the matter, vote "FOR" the proposal. With respect to Proposal 2, a stockholder may vote "FOR", "AGAINST" or "ABSTAIN". Abstentions and "broker non-votes" will not be counted as votes "FOR" or "AGAINST" Proposal 2. However, because abstentions and "broker non-votes" will be counted as present at the Annual Meeting, they will have the effect of votes "AGAINST" Proposal 2.

        Votes submitted by mail will be voted by the individuals named on the card (or the individuals properly authorized) in the manner indicated. If a stockholder does not specify how shares should be voted, they will be voted in accordance with the Board's recommendations. Stockholders who hold shares in more than one account must vote each proxy and/or voting instruction card received to ensure that all shares owned are voted.

        Votes cast by proxy or in person at the Annual Meeting will be received and tabulated by Computershare Shareowners Services, the Company's transfer agent and the inspector of elections for the Annual Meeting.

Householding of Annual Meeting Materials

        Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of the Proxy Statement may have been sent to multiple stockholders in a stockholder's household. The Company will promptly deliver a separate copy of the Proxy Statement to any stockholder who contacts the Company's Investor Relations Department by writing to Spirit AeroSystems, Investor Relations, P.O. Box 780008, Wichita, KS, 67278-0008, or by calling (316) 523-7040 or by sending an email request to investorrelations@spiritaero.com. If a stockholder is receiving multiple copies of the Proxy Statement at the stockholder's household and would like to receive a single copy of the Proxy Statement for a stockholder's household in the future, the stockholder should contact his or her broker, other nominee record holder, or the Company's Investor Relations Department to request mailing of a single copy of the Proxy Statement.

APPOINTMENT OF NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

        On March 19, 2013, we announced that, effective April 6, 2013, Larry A. Lawson will become the President and Chief Executive Officer of the Company and Spirit AeroSystems, Inc. ("Spirit"), the Company's wholly-owned subsidiary and operating company, replacing Jeffrey L. Turner, who will resign as President and Chief Executive Officer and retire. The Board also approved an increase in the size of our Board to ten members, and the appointment of Mr. Lawson as a new director, in each case effective as of April 6, 2013. Mr. Turner will remain on the Board. Certain sections of this Proxy Statement reflect information for historical periods prior to the appointment of Mr. Lawson and, as such, include references to Mr. Turner's historical titles and positions.

 PROPOSAL 1: ELECTION OF DIRECTORS

        The Board currently consists of nine directors. The Board has decided that, effective April 6, 2013, the size of the Board will be increased to ten directors, and Larry A. Lawson will be added as a director concurrently with the commencement of his employment as our new Chief Executive Officer and President. The Board will consist of ten directors following the Annual Meeting.

        The Company's Corporate Governance and Nominating Committee has nominated each of the ten persons listed below for election as directors. If elected at the Annual Meeting, each of the ten nominees will hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified, or until their death, retirement, resignation or removal. All of the nominees except for Larry A. Lawson have served as directors of the Company since the 2012 Annual Meeting of Stockholders, and Mr. Lawson has been appointed to serve as a director effective April 6, 2013.

        Each nominee for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, it is the intention of the proxy holders to vote such proxy for such other person or persons as designated by the present Board to fill such vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below. A director must receive a plurality of the votes cast in person or by proxy at the Annual Meeting, entitled to vote on the matter, and voted in favor thereof in order to be elected. As a result, the ten nominees receiving the greatest number of votes will be elected.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

 Information Regarding Nominees for Election as Directors

        The following sets forth certain information with respect to the ten nominees for election as directors of the Company at the Annual Meeting, based on information furnished to the Company by each nominee, and highlights the specific experience, qualifications, attributes and skills of the individual nominees that have led the Corporate Governance and Nominating Committee to conclude that each should continue to serve on the Board:

        Charles L. Chadwell, 72.    Mr. Chadwell became a director of the Company on April 22, 2008. Until his retirement in 2002, Mr. Chadwell served as Vice President and General Manager of Commercial Engine Operations for General Electric Aircraft Engines. Prior to that, he held a variety of general management and senior management positions at General Electric Aircraft Engines. From January 2007 to July 2012, Mr. Chadwell served on the Board of Directors of BE Aerospace, Inc.

        Qualifications, Experience, Key Attributes and Skills:    Mr. Chadwell has significant experience in supply base and manufacturing operations within the commercial aviation industry, gained from his extensive experience with The General Electric Company and his senior management positions at General Electric Aircraft Engines. Mr. Chadwell also brings to the Board experience as a public company director.

        Ivor (Ike) Evans, 70.    Mr. Evans became a director of the Company on November 15, 2006. Mr. Evans has been an Operating Partner at HCI Equity Partners since April 2005. Mr. Evans served as Vice Chairman of Union Pacific Corporation and Union Pacific Railroad from January 2004 through February 2005. From 1998 to February 2005 he was President and Chief Operating Officer of Union Pacific Railroad. Prior to joining Union Pacific in 1998, Mr. Evans held senior management positions at Emerson Electric and Armtek Corporation. Mr. Evans currently serves on the Board of Directors of

Meritor, Inc., Textron Inc. and Roadrunner Transportation Systems, Inc. From April 2003 to November 2012, Mr. Evans served on the Board of Directors of Cooper Industries plc.

        Qualifications, Experience, Key Attributes and Skills:    Mr. Evans provides the Board with a broad level of business experience and knowledge of the commercial aviation and transportation industries, mergers and acquisitions, and finance and capital markets. Mr. Evans also brings to the Board significant public company board experience, including current service as a director of Textron Inc. and Meritor, Inc., each a Fortune 500 company.

        Paul Fulchino, 66.    Mr. Fulchino became a director of the Company on November 15, 2006. From January 2000 until his retirement in February 2010, Mr. Fulchino served as Chairman, President, and Chief Executive Officer of Aviall, Inc. Aviall, Inc. became a wholly-owned subsidiary of The Boeing Company ("Boeing") on September 20, 2006. From 1996 through 1999, Mr. Fulchino was President and Chief Operating Officer of BE Aerospace, Inc., a leading supplier of aircraft cabin products and services. From 1990 to 1996, Mr. Fulchino served in the capacities of President and Vice Chairman of Mercer Management Consulting, Inc., an international general management consulting firm. Earlier in his career, Mr. Fulchino held various engineering positions at Raytheon Company. Mr. Fulchino currently serves on the Board of Directors of Wesco Aircraft Holdings, Inc.

        Qualifications, Experience, Key Attributes and Skills:    Mr. Fulchino possesses extensive knowledge and expertise regarding the commercial aviation industry, the Company's customers and supply base, and compensation and human resource matters. Mr. Fulchino also brings to the Board public company board experience.

        Richard Gephardt, 72.    Mr. Gephardt became a director of the Company on November 15, 2006. Mr. Gephardt was a member of the U.S. House of Representatives from 1977 to 2005 during which time he served as the Majority and Minority Leader. Since 2005, Mr. Gephardt has served as President and CEO of Gephardt Group, a multi-disciplined consulting firm. Mr. Gephardt is also an advisor to Goldman Sachs and Senior Counsel at DLA Piper. Mr. Gephardt currently serves on the Board of Directors of Centene Corporation, CenturyLink, Inc., Ford Motor Company and United States Steel Corporation. From June 2007 to July 2009, Mr. Gephardt served on the Board of Directors of Embarq Corporation and from January 2008 to March 2009, he served on the Board of Directors of Dana Holding Corporation.

        Qualifications, Experience, Key Attributes and Skills:    Mr. Gephardt brings significant governmental affairs and public relations experience to the Board as a former member of the U.S. House of Representatives from 1977 to 2005 (during which time he served as House Majority Leader from 1989 to 1995 and as Minority Leader from 1995 to 2003). Additionally, Mr. Gephardt has significant labor management and union experience and provides a wide range of management consulting services in his capacity as President and CEO of Gephardt Group, a multi-disciplinary consulting firm. Mr. Gephardt also brings to the Board significant public company board experience, including his current service on the Board of Directors of Ford Corporation, Centene Corporation, CenturyLink Inc. and United States Steel Corporation, each a Fortune 500 company.

        Robert Johnson, 65.    Mr. Johnson became a director of the Company on November 15, 2006 and serves as Chairman of the Board. From August 2006 until his retirement in December 2008, Mr. Johnson served as the Chief Executive Officer of Dubai Aerospace Enterprise Ltd. Mr. Johnson was Chairman of Honeywell Aerospace from January 2005 through January 2006, and from 2000 to 2004 he was its President and Chief Executive Officer. From 1994 to 1999 he served as AlliedSignal's President of Marketing, Sales, and Service, and as President of Electronic and Avionics, and earlier as Vice President of Aerospace Services. Prior to joining Honeywell in 1994, he held management positions at AAR Corporation for two years and General Electric Aircraft Engines for 24 years. Mr. Johnson currently serves on the Board of Directors of Roper Industries, Inc. and Spirit

Airlines, Inc. From September 2003 to March 2007, Mr. Johnson served on the Board of Directors of Phelps Dodge Corporation, and from January 2005 to September 2012, Mr. Johnson served on the Board of Directors of Ariba, Inc.

        Qualifications, Experience, Key Attributes and Skills:    Mr. Johnson has significant experience with commercial aviation, airlines, and aviation suppliers, as well as expertise in marketing, sales, and production arising out of his prior service with Dubai Aerospace Enterprise Ltd., Honeywell Aerospace, AlliedSignal and General Electric Aircraft Engines. Mr. Johnson also brings to the Board significant public company board experience, having served on the boards of directors of a diverse group of public companies, including Phelps Dodge Corporation, a Fortune 500 company at the time Mr. Johnson served on its board.

        Ronald Kadish, 64.    Mr. Kadish became a director of the Company on November 15, 2006. Mr. Kadish served over 34 years with the U.S. Air Force until he retired on September 1, 2004 at the rank of Lieutenant General. During that time, Mr. Kadish served as Director, Missile Defense Agency and Director, Ballistic Missile Defense Organization, both of the Department of Defense ("DoD"). In addition, Mr. Kadish served in senior program management capacities, including the F-16, C-17 and F-15 programs. Since February 15, 2005, he has served as a Vice President at Booz Allen Hamilton. Mr. Kadish currently serves on the Board of Directors of Orbital Sciences Corp.

        Qualifications, Experience, Key Attributes and Skills:    Mr. Kadish provides the Board with unique expertise in military, security, international and governmental matters, including having served three decades with the U.S. Air Force, rising to the rank of Lieutenant General. Mr. Kadish also brings to the Board experience as a public company director.

        Larry A. Lawson, 55.    Mr. Lawson was appointed as a director of the Company, effective on April 6, 2013, concurrent with the effective date of his election as the Company's and Spirit's President and Chief Executive Officer. From April 2012 until his election as our President and Chief Executive Officer, Mr. Lawson served as Executive Vice President–Aeronautics for Lockheed Martin Corporation, leading its military aircraft business. Mr. Lawson previously held management positions as Vice President–General Manager for Lockheed Martin Corporation's F-35 aircraft program from May 2010 until April 2012, and as Vice President–General Manager for Lockheed Martin Corporation's F-22 aircraft program from September 2004 until May 2010.

        Qualifications, Experience, Key Attributes and Skills:    As the Company's newly-elected President and Chief Executive Officer and the former head of Lockheed Martin Corporation's aeronautics division, Mr. Lawson brings a deep understanding of aviation program management and product development. Prior to joining the Company, Mr. Lawson spent over 26 years as an employee, general manager, Vice President and Executive Vice President of Lockheed Martin Corporation. In the process, he acquired significant knowledge and experience relative to aircraft manufacturing, business development, engineering operations, international marketing and performance based logistics.

        Tawfiq Popatia, 38.    Mr. Popatia became a director of the Company on October 26, 2010. Mr. Popatia is a Principal of Onex Corporation (together with its affiliates, "Onex"), which he joined in September 2007, and a senior member of Onex's aerospace and defense industry investment team, which oversees Onex's investment in the Company. Prior to joining Onex, Mr. Popatia worked at the private equity firm of Hellman & Friedman LLC from July 2005 to July 2007. Prior to that, Mr. Popatia worked in the Investment Banking Division of Morgan Stanley & Co. for three years. Previously, Mr. Popatia held positions in the environmental services industry. Mr. Popatia also serves as an Employer Trustee of the International Association of Machinists National Pension Fund.

        Qualifications, Experience, Key Attributes and Skills:    Mr. Popatia provides the Board with considerable experience in capital markets, finance, investing and business and market strategy through his work at Onex, Hellman & Friedman LLC and the Investment Banking Division of Morgan Stanley & Co. In addition, Mr. Popatia has knowledge of Spirit and its relationship with its largest customer, Boeing, as well as knowledge of pension management and labor relations through his involvement with the International Association of Machinists National Pension Fund.

        Francis Raborn, 69.    Mr. Raborn became a director of the Company on November 15, 2006. Until his retirement in 2005, Mr. Raborn served as Vice President and Chief Financial Officer of United Defense Industries, Inc. since its formation in 1994 and as a director since 1997. Mr. Raborn joined FMC Corporation ("FMC"), the predecessor of United Defense Industries, Inc., in 1977 and held a variety of financial and accounting positions, including Controller of FMC's Defense Systems Group from 1985 to 1993 and Controller of FMC's Special Products Group from 1979 to 1985. Mr. Raborn currently serves on the Board of Directors of Allison Transmission Holdings, Inc.

        Qualifications, Experience, Key Attributes and Skills:    Mr. Raborn has significant experience in finance, accounting, defense, production and manufacturing, including through his tenure as Vice President and Chief Financial Officer of United Defense Industries, Inc. and his service in a variety of senior financial and accounting positions at FMC Corporation. Mr. Raborn also brings to the Board public company board experience.

        Jeffrey L. Turner, 61.    Mr. Turner became a director of the Company on November 15, 2006, and has served as its President and Chief Executive Officer since June 2006. Since June 16, 2005, he has also served in such capacities for Spirit. Mr. Turner has resigned from these positions effective April 6, 2013. Mr. Turner joined Boeing in 1973, and was appointed as Vice President–General Manager of Boeing Wichita Division in November 1995. Prior to his appointment as Vice President–General Manager of Boeing Wichita Division, Mr. Turner held various management positions in systems development, quality, production, services and finance in Boeing Computer Services, Boeing Military Airplane Company and Boeing Commercial Airplane Company. Mr. Turner currently serves on the Board of Directors of INTRUST Financial Corp. and Rockwell Collins, Inc.

        Qualifications, Experience, Key Attributes and Skills:    As the Company's President and Chief Executive Officer through the first seven-plus years of the Company's existence, Mr. Turner brings a deep understanding of both the aviation industry and of Boeing, the Company's largest customer. Prior to joining the Company, Mr. Turner spent 31 years as an employee, manager and Division Vice President of the Boeing Wichita Division's commercial and governmental business units. In the process, he acquired significant knowledge and experience relative to aviation systems development (commercial and defense), quality, production, supply chain management, manufacturing, labor and finance.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Corporate Governance Information

        The Company's Corporate Governance Guidelines and the charters of the four standing committees of the Board describe the governance practices followed by the Company. The Corporate Governance Guidelines and committee charters are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company's business operations; to make decisions that are independent of the Company's management; and to monitor adherence to the Company's standards and policies. The Corporate Governance Guidelines are also intended to align the interests of the Company's directors and management with those of the Company's stockholders. The Corporate Governance Guidelines establish the practices the Board follows with respect to the obligations of the Board and each director; Board composition and selection; Board meetings and involvement of senior management; chief executive officer performance evaluation and elected officer succession planning; Board committee composition, responsibilities and meetings; director compensation; director orientation and education; stockholders' advisory vote for say-on-pay; and

director access to members of management, employees and independent advisors. The Board annually conducts a self-evaluation to assess compliance with the Corporate Governance Guidelines and identify opportunities to improve Board performance.

        The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Corporate Governance Guidelines comply with corporate governance requirements contained in the listing standards of the NYSE and make enhancements to the Company's corporate governance policies. No changes were made to the Corporate Governance Guidelines in 2012.

        Current copies of the Corporate Governance Guidelines and Code of Ethics and Business Conduct are available under the "Investor Relations" portion of the Company's website, www.spiritaero.com.

 Director Independence

        The Company is deemed to be a "controlled company" under the rules of the NYSE because more than 50% of the voting power of the Company is held by Onex. See "Stock Ownership—Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management" below. Therefore, the Company qualifies for the "controlled company" exception to the board of directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, the Company is exempt from the rules that would otherwise require that the Board be comprised of a majority of "independent directors" and that the Company's Compensation Committee and the Corporate Governance and Nominating Committee be comprised solely of "independent directors," as defined under the rules of the NYSE. The controlled company exception does not modify the independence requirements for the Company's Audit Committee. Accordingly, the Company complies with the requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the NYSE rules, which require that the Company's Audit Committee be comprised of independent directors exclusively.

        The Board annually examines and makes a determination of each director's and each nominee's independence based on criteria set forth in the NYSE rules. The Board considers all relevant circumstances when examining director independence. For directors employed by, or serving as directors of, companies with which the Company does business in the ordinary course, the Board examined the amount paid by the Company to those companies and by those companies to the Company. The Board also examined the directors' memberships on other public company boards and private company, civic and not-for-profit boards, as well as any executive positions that the directors may hold and any consulting and other services that they may provide.

        Based on this analysis, the Board has determined that the following directors and nominees meet the standards of independence under the Company's Corporate Governance Guidelines and applicable NYSE listing standards, including that each such director and nominee is free of any relationship that would interfere with his individual exercise of independent judgment: Mr. Chadwell, Mr. Evans, Mr. Fulchino, Mr. Gephardt, Mr. Johnson, Mr. Kadish and Mr. Raborn. Although the Company is a "controlled company" within the meaning of NYSE rules and qualifies for an exception to certain board of directors and committee composition requirements under such rules, independent directors currently comprise a majority of the Board, and will continue to comprise a majority following the Annual Meeting if all of the nominees for directors are elected. In contrast, the Company's Compensation Committee and Corporate Governance and Nominating Committee are not comprised solely of independent directors.

Nomination of Directors

        The Corporate Governance and Nominating Committee is responsible for identifying and evaluating qualified potential candidates to serve on the Board and recommending to the Board for its selection those nominees to stand for election as directors at the Company's Annual Meeting of Stockholders. While the Corporate Governance and Nominating Committee has established no minimum eligibility requirements for candidates to serve on the Board, in performing its duties, the Corporate Governance and Nominating Committee considers any criteria approved by the Board or that the Corporate Governance and Nominating Committee deems appropriate, including but not limited to the candidate's judgment, skill, education, diversity, age, relationships and experience with businesses and other organizations; whether the candidate meets the independence requirements of applicable legal and listing standards; the organization, structure, size and composition of the Board and the interplay of the candidate's experience with the experience of other Board members; the qualifications and areas of expertise needed to further enhance the deliberations of the Board; whether the candidate maintains a security clearance with the DoD; the requirements of the Special Security Agreement among Onex, the Company and the DoD (the "Special Security Agreement"); and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

        Each potential candidate to serve on the Board must satisfy the requirements of the Company's certificate of incorporation and bylaws, conform to high standards of integrity and ethics, and have a commitment to act in the best interest of the Company and its stockholders. Furthermore, potential candidates are evaluated based on whether they, when considered with all other members of the Board, allow the Company to satisfy the requirements of the Special Security Agreement, which among other things, (i) regulates the number of directors who are representatives of Onex, the number of DoD-approved directors who previously had no relationship with the Company or any entity controlled by Onex ("Outside Directors"), and the number of directors who are cleared officers of the Company ("Officer/Directors"); (ii) requires notice to and approval of the DoD concerning the appointment, removal and replacement of Outside Directors; and (iii) stipulates DoD personnel security clearance-eligibility requirements for Outside Directors and Officer/Directors.

        The Corporate Governance and Nominating Committee will consider stockholder recommendations for candidates to the Board on the same basis that it considers all other candidates recommended to it. To recommend a director candidate to the Corporate Governance and Nominating Committee, a stockholder (other than a holder of the Company's Class B Common stock) must provide the Company with a written notice that contains, to the extent known to the nominating stockholder, (1) the name, age, business address and residence address of the nominating stockholder and the person to be nominated; (2) the total number and class of all shares of capital stock and other securities of the Company that are owned beneficially and of record by the person to be nominated and by the nominating stockholder and, if such securities are not owned solely and directly by the nominating stockholder or the proposed nominee, the manner of beneficial ownership (beneficial ownership has the same meaning as provided in Regulation 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (3) the principal occupation of the proposed nominee; (4) a representation that the nominating stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (5) a description of all arrangements or understandings between the nominating stockholder or any of its affiliates or associates, and any others acting in concert with any of the foregoing, each person to be nominated, and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the nominating stockholder; (6) such other information regarding such nominating stockholder and each person to be nominated by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or been intended to be nominated, by the Board; and (7) the consent of the person to be nominated to serve as a director of the Company, if so elected, to be named in the Company's proxy statement (whether or not nominated), and the consent of the nominating stockholder to be named in the Company's proxy statement (whether or not the Board chooses to nominate the recommended nominee). The Company may request any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the qualifications of the proposed nominee to serve as a director of the Company. If a stockholder wishes to formally nominate a candidate, he or she must follow the procedures described in the Company's bylaws.

        All director candidate recommendations and formal nominations for membership to the Board for the 2014 Annual Meeting of Stockholders must be sent to the Company at the address set forth below and received by the date specified for stockholder proposals. See "Other Matters—Stockholders Proposals to Be Presented at the 2014 Annual Meeting of Stockholders" below. The Company's presiding officer at the Annual Meeting of Stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Experience, Qualifications, Attributes and Skills of the Members of the Board of Directors

        The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company's business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board's membership criteria. Accordingly, the Board and the Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board's overall composition and the Company's current and future needs.

        The Corporate Governance and Nominating Committee is responsible for developing and recommending criteria for director nominees to the Board for approval. As discussed above, while the Corporate Governance and Nominating Committee has established no minimum eligibility requirements for candidates to serve on the Board, in performing its duties, the Corporate Governance and Nominating Committee considers any criteria approved by the Board or that the Corporate Governance and Nominating Committee deems to be appropriate. All of the Company's Board members share certain qualifications and attributes consistent with the general criteria set forth in the Company's Corporate Governance Guidelines. For example, each of them has unquestioned personal ethics and integrity and possesses specific skills and experience aligned with the Company's strategic direction and operating challenges and that complement the overall composition of the Board. In addition, each Board member has demonstrated certain core business competencies, including high achievement and a record of success, financial literacy, a history of making good business decisions and exposure to best practices. All of the Company's Board members also possess interpersonal skills that maximize group dynamics, including respect for others, strong communication skills and confidence to ask thought-provoking questions. The Board members are enthusiastic about the Company and devote sufficient time to be fully engaged in their roles as Board members. Finally, seven of the Company's non-employee directors satisfy the independence requirements of the NYSE and the SEC rules.

        In addition, the Corporate Governance and Nominating Committee annually reviews the Board's requirements for Board members and the appropriate criteria for membership to the Board.

        The Board also recognizes that the Company is more effectively governed when a diversity of viewpoints, backgrounds, opinions, skills, expertise, experiences and industry knowledge are represented on the Board. Accordingly, in October 2011, the Corporate Governance and Nominating Committee adopted the Board of Directors Diversity Policy for considering diversity in identifying nominees for director. The Board of Directors Diversity Policy provides that, in nominating candidates for election to the Board at each Annual Meeting of Stockholders, the Corporate Governance and Nominating Committee and the Board shall select individuals who represent a diversity of viewpoint, professional experience, education, skill, expertise, industry knowledge and such other factors as the Corporate Governance and Nominating Committee and the Board believe would enhance the diversity of the Board and the effective governance of the Company. Accordingly, diversity of thought, experience, gender, race and ethnic background are considered in the director evaluation process.

        As discussed under the heading "Proposal 1: Election of Directors—Information Regarding Nominees for Election as Directors", the Company's directors have experience with businesses that operate in industries in which Spirit operates, including commercial aviation, aviation supply and maintenance, and defense industries, or that involve important skills necessary to advise the Company in strategic areas, including finance, general management, labor negotiations, governmental affairs and business strategy. The Corporate Governance and Nominating Committee has taken the specific experience, qualifications, attributes and skills of the individual Board members into account in concluding that each should continue to serve on the Board.

Communications with the Board

        Stockholders and other interested persons may send communications to the Board, the chairman of the Board, individual members of the Board, members of any committee of the Board, or one or more non-management directors by letter addressed to Investor Relations at Spirit AeroSystems Holdings, Inc., 3801 South Oliver, Wichita, KS 67210, or by contacting Investor Relations at (316) 523-7040. These communications will be received and reviewed by the Company's Investor Relations office. The receipt of concerns about the Company's accounting, internal controls, auditing matters or business practices will be reported to the Company's Audit Committee. The receipt of other concerns will be reported to the appropriate committee(s) of the Board. The Company's employees also can raise questions or concerns confidentially or anonymously using the Company's Ethics Hotline. This hotline provides the Company's employees, suppliers and other stakeholders with a mechanism for reporting unethical activities and/or financial irregularities to the Board anonymously. Such persons are able to file reports via a web-based process or a toll free telephone number. Data reported to the Ethics Hotline is reviewed quarterly with the Audit Committee and with the Company's independent registered public accounting firm to help ensure that the Company's ethics and compliance programs remain effective. The Ethics Hotline is operated by a third-party service provider and is available 24 hours a day, 7 days a week and 365 days a year. Receipt of communications clearly not appropriate for consideration by members of the Board, such as unsolicited advertisements, inquiries concerning the products and services of the Company and harassing communications, are not forwarded to members of the Board.

Board Leadership Structure

        We separate the roles of chief executive officer of the Company and chairman of the Board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the chairman of the Board provides guidance to the chief executive officer, sets the agenda for Board meetings and presides over meetings of the full Board. Because Mr. Johnson, the chairman of the Board, is not an employee of the Company and has been determined to be an "independent director", as defined under the rules of the NYSE, the Board has not deemed it necessary to appoint a lead independent director. The chairman of the Board also presides at all executive sessions of non-management directors and serves as the focal point for directors regarding resolving conflicts with the chief executive officer or other directors and coordinating feedback to the chief executive officer on behalf of directors regarding business issues and Board management. The Board generally holds executive sessions four times a year without the chief executive officer or other employees present, unless the presence of the chief executive officer and/or any other employees is requested by the Board.

The Board of Directors' Role in Risk Oversight

        The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to achieve planned long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks of a company and what steps are required to manage those risks, but also understanding what level of risk is appropriate for that company. The involvement of the full Board in setting the Company's business strategy is a key part of its assessment of management's appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

        The Board's role in the Company's risk oversight process includes receiving regular reports from members of the Company's senior management on areas of material risk to the Company. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate "risk owner" within the organization to enable it to understand the Company's risk identification, risk management and risk mitigation strategies.

        While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Board has delegated to the Audit Committee primary oversight of the risk management process. The Audit Committee focuses on a broad range of legal, financial and operational risks, including internal controls, disclosure issues, contract accounting, Sarbanes-Oxley Act compliance, Ethics Hotline reports and legal and regulatory issues, including compliance with SEC rules and regulations. The Audit Committee annually reviews a comprehensive annual risk assessment report from the Company's internal auditors. The internal audit report surveys risks throughout the business, focusing on primary areas of risk, including operational, financial, contractual, legal and regulatory, strategic and reputational risks. The Audit Committee looks at the relative magnitude of these risks and management's mitigation plan, and provides strategic advice to the Company about ways to reduce and contain risk.

        The Government Security Committee of the Board focuses its risk mitigation efforts in the areas of government and International Traffic in Arms Regulations compliance, compliance with the Company's Special Security Agreement with the Defense Security Service, intellectual property protection and segregation, information assurance policies, and information technology security and counter-espionage methodologies.

        In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy. Such incentives are also designed to align our executives' interests with those of our stockholders by tying executive compensation to stockholder return and value.

        Finally, the Board's Corporate Governance and Nominating Committee assists with risk mitigation by ensuring that the Board and its committees are composed of individuals with the appropriate credentials and backgrounds to assist the Company with its risk mitigation efforts, while ensuring that the Company complies with all applicable NYSE, SEC and other public company governance requirements.

Committees of the Board

        The Board has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Government Security Committee. At the May 1, 2012 Board meeting, Messrs. Chadwell, Evans and Raborn were reappointed to the Audit Committee, Messrs. Fulchino, Gephardt, Johnson and Popatia were reappointed to the Compensation Committee, Messrs. Fulchino, Gephardt, Kadish and Popatia were reappointed to the Corporate Governance and Nominating Committee and Messrs. Chadwell, Evans, Johnson, Kadish, Raborn and Turner were reappointed to the Government Security Committee. Effective April 6, 2013, Mr. Lawson will replace Mr. Turner on the Government Security Committee. Ten meetings of the Audit Committee, five meetings of the Compensation Committee, four meetings of the Corporate Governance and Nominating Committee, and four meetings of the Government Security Committee were held in 2012.

        Below is a description of the duties and composition of each standing committee of the Board. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. Directors hold committee memberships for a term of one year until the next Annual Meeting of Stockholders or, if later, until their successors are elected and qualified, or until their death, retirement, resignation or removal.

        Audit Committee.    In accordance with the Company's Audit Committee Charter, the Audit Committee is responsible for, among other things, (1) selecting and overseeing the independent registered public accounting firm; (2) pre-approving the overall scope of the audit and quarterly financial review; (3) reviewing the independent registered public accounting firm's report describing the auditing firm's internal quality-control procedures and any material issues raised by the most recent internal quality-control review or peer review of the auditing firm; (4) reviewing and discussing with management, the independent registered public accounting firm and the internal auditor management's accounting policies, significant estimates and assumptions, key accounting decisions, significant findings, major financial and other risk exposures, the steps management has taken to minimize such risks and management's policies with respect to risk assessment and risk management; (5) reviewing and discussing with management and the independent registered public accounting firm the Company's financial reporting and accounting processes, the Company's financial statements and the independent registered public accounting firm's annual audit report, and the effectiveness of the Company's internal control over financial reporting and disclosure controls and procedures; (6) overseeing the Company's internal audit function; (7) reviewing and discussing with the independent registered public accounting firm the matters required to be discussed by the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the NYSE rules relating to the conduct of the audit or quarterly review; (8) meeting periodically and separately with management, internal auditors and the independent registered public accounting firm; (9) reviewing procedures for the receipt, retention and treatment of complaints, including anonymous complaints from employees, concerning accounting, accounting controls, audit matters and regulatory compliance; (10) preparing the report of the Audit Committee to be included in the Company's proxy statement; (11) conducting a self-evaluation of the performance of the Audit Committee and reassessing its charter; and (12) reporting to the full Board.

        No changes were made to the Audit Committee Charter in 2012.

        The Company's Audit Committee consists of Messrs. Chadwell, Evans and Raborn, with Mr. Raborn serving as chairman. All of the committee members have been determined to be independent within the meaning of the NYSE listing standards, and Mr. Raborn has been determined to be an "audit committee financial expert," as such term is defined in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee has a written Audit Committee Charter, the current copy of which can be found under the "Investor Relations" portion of the Company's website, www.spiritaero.com.

        Compensation Committee.    In accordance with the Company's Compensation Committee Charter, the Compensation Committee is responsible for, among other things, (1) developing and modifying, as appropriate, a competitive compensation philosophy and strategy for the Company's directors and executive officers that promotes the recruitment and retention of talented individuals; (2) reviewing and approving goals and objectives with respect to compensation for the Company's chief executive officer; (3) reviewing and approving the evaluation process and compensation structure for the Company's officers; (4) adopting a perquisite allowance policy for senior executives and other officers; (5) reviewing the Company's equity and other stock-based incentive plans, and recommending any changes to those plans; (6) reviewing the Company's incentive compensation arrangements to confirm that incentive pay does not expose the Company to unnecessary or excessive risk, and reviewing the relationship among the Company's risk management policies and practices, corporate strategy and senior executive compensation; (7) reviewing the results of periodic say-on-pay advisory votes by the Company's stockholders and determining the weight to be given to those results in making compensation decisions; (8) reviewing and discussing with management the Compensation Discussion and Analysis section in the Company's annual proxy statement; (9) determining whether employment contracts should be established with senior executive officers and approving the terms of those agreements; (10) discussing the relationship between the Company's executive compensation and financial and share performance; (11) discussing the ratio between the total annual compensation for the Company' s chief executive officer and the median annual compensation of the Company's other employees; (12) adopting a policy, or providing in executive employment agreements, for the clawback of unearned incentive compensation if the Company is required to restate its financials due to material noncompliance with financial reporting requirements; (13) preparing the Compensation Committee's report for inclusion in the Company's proxy statement; (14) reviewing director compensation; (15) conducting a self-evaluation of the performance of the Compensation Committee and reassessing its charter; and (16) reporting to the full Board.

        No changes were made to the Compensation Committee Charter in 2012.

        The Company's Compensation Committee consists of Messrs. Fulchino, Gephardt, Johnson and Popatia, with Mr. Fulchino serving as chairman. Three of the members of the Compensation Committee, Messrs. Fulchino, Gephardt and Johnson, are independent within the meaning of the NYSE listing standards. Mr. Popatia is not independent within the meaning of the NYSE listing standards. The Compensation Committee has a written charter, the current copy of which is available under the "Investor Relations" portion of the Company's website, www.spiritaero.com.

        Corporate Governance and Nominating Committee.    In accordance with the Company's Corporate Governance and Nominating Committee Charter, the Company's Corporate Governance and Nominating Committee's purposes are to assist the Board in identifying individuals qualified to become members of the Board consistent with the criteria established by the Board, to determine the composition of the Board and its committees, to develop and implement the Company's corporate governance principles and to oversee risks related to the Company's governance structure or from related person transactions. The Corporate Governance and Nominating Committee is responsible for, among other things, (1) leading the search for and selecting nominees for election as directors; (2) developing qualifications for director candidates; (3) evaluating the composition and size of the Board and its committees; (4) formulating a policy for the consideration of diversity in the identification, evaluation and nomination of director candidates; (5) developing and recommending to the Board a set of corporate governance guidelines, and reviewing and recommending any changes to the guidelines; (6) evaluating and recommending ways to enhance communications and relations with the Company's stockholders; (7) developing and recommending to the Board procedures for the self-evaluation of the Board and its committees and the evaluation of management; (8) periodically evaluating and proposing to the Board for its review, and monitoring, a plan of succession for the chief executive officer and other senior executive officers of the Company, and recommending to the Board candidates for appointment to such positions; (9) assisting the Board in determining the most appropriate organizational format and structure for the Company; (10) reviewing and monitoring compliance with the Company's Code of Ethics and Business Conduct and Insider Trading Policy; (11) reviewing and ratifying or prohibiting any related person transactions or relationships in accordance with the Company's Related Person Transaction Policy, and overseeing the disclosure of related person transactions; (12) conducting a self-evaluation of the performance of the Corporate Governance and Nominating Committee and reassessing its charter; and (13) reporting to the full Board.

        No changes were made to the Corporate Governance and Nominating Committee Charter in 2012.

        The Company's Corporate Governance and Nominating Committee consists of Messrs. Fulchino, Gephardt, Kadish and Popatia, with Mr. Fulchino serving as chairman. Three of the members of the Corporate Governance and Nominating Committee, Messrs. Fulchino, Gephardt and Kadish, are independent within the meaning of NYSE listing standards. Mr. Popatia is not independent within the meaning of the NYSE listing standards. The Corporate Governance and Nominating Committee has a written charter, the current copy of which is available under the "Investor Relations" portion of the Company's website, www.spiritaero.com.

        Government Security Committee.    In accordance with the requirements of the Special Security Agreement, the Government Security Committee is comprised of Outside Directors and Directors who are officers of the Company, each of whom is a cleared U.S. resident citizen. The Government Security Committee is responsible to ensure that the Company maintains policies and procedures to safeguard the classified and export-controlled information in the Company's possession, and to ensure that the Company complies with its industrial security agreements and obligations, U.S. export control laws and regulations, and the National Industrial Security Program Operating Manual.

        The Government Security Committee consists of Messrs. Chadwell, Evans, Johnson, Kadish, Raborn and Turner, with Mr. Kadish serving as chairman. Effective April 6, 2013, Mr. Lawson will replace Mr. Turner on the Government Security Committee.

        Other Committees.    The Board may establish other committees as it deems necessary or appropriate from time to time, including special committees.

Board Meetings and Attendance; Attendance at Annual Meeting of Stockholders

        During the fiscal year 2012, there were six formal meetings of the Board and additional actions by unanimous written consent. All of the then-current directors attended at least 75% of the aggregate of (i) the total number of meetings (whether regular or special meetings) of the Board (held during the period for which such person was a director), and (ii) the total number of meetings held by all committees of the Board on which the director served (during the period that such director served). Recognizing that director attendance at the Annual Meeting of Stockholders can provide the Company's stockholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages the members of the Board to attend its Annual Meeting of Stockholders. The Company held its Annual Meeting of Stockholders for the fiscal year 2011 on May 1, 2012, and it was attended by all then-current members of the Board.

Executive Sessions of Non-Management Directors

        The non-management directors meet in executive session at least four times a year and generally at the end of every regularly scheduled Board meeting to consider such matters as they deem appropriate, without the Company's chief executive officer or other management present. In accordance with NYSE listed company rules, "non-management" directors are all those who are not executive officers of the Company. Among the items that the non-management directors meet privately in executive sessions to review is the performance of the Company's chief executive officer and recommendations of the Compensation Committee concerning compensation for employee directors and other senior executive officers. Mr. Johnson, who serves as the chairman of the Board, acts as the chair of the executive sessions of the non-management directors.

Arrangements and Understandings

        The Company's bylaws provide that during the period that the Company's Special Security Agreement remains in effect, the Board shall be composed of, among other things, one or more representatives of Onex. Accordingly, Mr. Popatia serves on the Board pursuant to such requirement. As long as the Special Security Agreement remains in effect, Mr. Popatia will continue to serve as a member of the Board until each subsequent Annual Meeting of Stockholders of the Company and until his successor is elected and qualified, and will be nominated to stand for re-election as a director of the Company at each such Annual Meeting of Stockholders, unless Mr. Popatia resigns prior thereto or an alternative nomination is made by Onex.

Miscellaneous

        There are no family relationships among executive officers and directors of the Company.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

        Non-management directors' compensation is set by the Board at the recommendation of the Compensation Committee. In developing its recommendations, the Compensation Committee is guided by the following goals: compensation should fairly pay directors for work required in companies similar in size and scope to the Company; compensation should align directors' interests with the long-term interests of the Company's stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand.

        The Compensation Committee reviews and recommends to the Board for its approval all compensation of the Company's non-employee directors, but no member of the Compensation Committee may act to fix his or her own compensation except as uniformly applied to all of the Company's non-employee directors for their service on the Board.

        In 2005, the Board adopted a Director Stock Plan to provide certain non-employee directors of the Company or Spirit with the opportunity to acquire equity in the Company through grants of restricted shares of the Company's Class B Common stock. On April 21, 2008, the Board amended the Director Stock Plan to allow for grants of restricted stock units, provide for the grants of restricted shares of the Company's Class A Common stock or restricted stock units to comprise one-half of each non-employee director's annual director fee and provide for a one-year service vesting condition. Upon ceasing to serve as a director, a recipient will forfeit any restricted stock which was granted to him within the one year period prior to his ceasing to serve as a director and in which he has not before then acquired an interest, unless the one-year service requirement is waived by the Board. Under the Director Stock Plan, from inception through December 31, 2012, the Company's and Spirit's non-employee directors have received grants of an aggregate of 390,000 shares of Class B restricted Common stock, 10,129 restricted stock units and 159,658 shares of Class A restricted Common stock. Because of his affiliation with Onex and the Company's management arrangements with Onex (see "Certain Relationships and Related Transactions" below), Mr. Popatia did not receive any restricted stock grants from the Company.

        In 2009, the Compensation Committee reviewed benchmark Board compensation data from Towers Watson (using a peer group established by revenue level), and Spirit's peer group of listed aerospace and defense companies and decided to set Company director compensation at the 75th percentile level to account for growth projections, the international nature of Spirit's business, and the desire to maintain the high quality of board appointments. In 2012, the Compensation Committee reviewed benchmark Board compensation data for Fortune 500 companies prepared by Towers Watson and decided to make the changes to Company director compensation described in the following paragraph based on the review of market data.

        Non-management directors receive an annual board retainer fee of $150,000 for their service as Board members. In 2012, the annual board retainer fee paid in respect of Mr. Popatia was paid in cash to Onex Partners Advisor LP. Other than with respect to Mr. Popatia, annual board retainer fees are paid in accordance with the terms of the Director Stock Plan. Under the Director Stock Plan, at least 50% of the annual board retainer fee is required to be paid in either shares of restricted Common stock or restricted stock units of the Company, which are subject to a one-year time-vesting requirement. Directors have the option to receive the remaining 50% of their compensation in cash, restricted stock or restricted stock units. In addition to the $150,000 annual board retainer fee, in May 2012 the Board implemented an additional annual discretionary grant of $15,000 in equity compensation per director in accordance with the Director Stock Plan. Non-management directors who serve on any of the Board's committees receive additional individual cash retainer fees, some of which were increased or instituted in May 2012 as described below. The chairman of the Board receives an additional annual retainer fee of $40,000 (increased in May 2012 from $30,000), the chairman of the Audit Committee receives an additional annual retainer fee of $15,000, the chairman of each of the Board's other committees receives an additional annual retainer fee of $10,000 (increased in May 2012 from $7,500), each non-management director who serves on the Audit Committee receives an additional annual retainer fee of $12,000 (increased in May 2012 from $10,000) and each non-management director who serves on other committees receives an additional annual retainer fee of $8,000 per committee (which additional annual retainer fee was newly instituted in May 2012). Retainer payments to directors made after the May 2012 changes described above reflected the newly implemented or instituted amounts, while payments made in 2012 prior to the May 2012 changes were based on the retainer amounts in effect at that time. No additional fees are paid for attending Board or committee meetings. The annual board retainer fees and additional individual retainer fees are payable quarterly in arrears to all directors who have served the full quarter ended prior to the date of payment. No additional or other compensation is paid to the Company's executive officers who are also members of the Board. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their director services. Occasionally, certain perquisites or personal benefits are provided to non-management directors under the same general standards as perquisites or personal benefits are provided to the Company's executive officers. Perquisites and personal benefits have been provided to non-management directors and to Mr. Turner under the standards described in the Company's Perquisite Allowance Plan, which is discussed below in the Compensation Discussion & Analysis section. All compensation paid to Mr. Turner is described in the executive compensation tables and narrative below under the caption "Executive Compensation". Fees earned or paid to non-management directors in 2012 are listed in the "Director Compensation for Fiscal Year 2012" table below.

        The Company maintains a minimum stockholding requirement for non-employee directors, other than for any Onex-designated director (currently Mr. Popatia), who is deemed to be in compliance due to Onex's stock ownership. Each existing non-employee director is expected to accumulate over four years of service on the Board (beginning on the later of (i) the initial adoption of a minimum stockholding requirement in April 2009 and (ii) the initial appointment of the director to the Board) and thereafter, while serving on the Board, to continue to hold the minimum stockholding requirement in effect prior to May 2012, which was at least the greater of (1) the number of shares of our Common stock with an aggregate market value of $225,000 and (2) 10,000 shares. In May 2012, the minimum stockholding requirement was increased to the greater of (1) the number of shares of our Common stock with an aggregate market value of $250,000 and (2) 12,500 shares. Non-employee directors have four years after the adoption of the increased minimum stockholding requirement to accumulate the increased amount of shares. In an effort to mitigate the impact of fluctuations in the Company's stock price on compliance with the stockholding requirements, the Company's stock will be valued by using the rolling average share price over the previous four calendar quarters. The closing stock price on the last trading day of each calendar quarter over a one-year period will be used to calculate such average. Restricted stock units held by directors are counted in determining whether the minimum stockholding requirements are satisfied. Newly appointed members of the Board are permitted four full years of service on the Board during which to attain the minimum stockholding requirement. Information regarding the current stock ownership of the Company's directors can be found below under "Stock Ownership—Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management."

 Director Compensation for Fiscal Year 2012

        The following table presents information concerning compensation attributable to the Company's non-management directors for the fiscal year ended December 31, 2012. Mr. Turner was the Company's President and Chief Executive Officer in 2012, and therefore did not receive any compensation as a director of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Charles L. Chadwell	61,876	108,763	—		170,639
Ivor Evans	90,000	90,017	—		180,017
Paul Fulchino	17,500	165,023	—		182,523
Richard Gephardt	83,000	90,017	—		173,017
Robert Johnson	118,000	90,017	13,000	(4)	221,017
Ronald Kadish	87,750	90,017	—		177,767
Tawfiq Popatia(1)	165,500	—	—		165,500
Francis Raborn	99,000	90,017	—		189,017

(1)
The fees for Mr. Popatia were paid to Onex Partners Advisor LP.

(2)
Represents the full aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board's (FASB) authoritative guidance on stock-based compensation accounting, for awards of restricted stock and restricted stock units granted in 2012. Additional information concerning the Company's accounting for restricted stock and restricted stock unit awards may be found in Note 18 to the Company's consolidated financial statements in its Annual Report on Form 10-K for 2012.

(3)
The amount of perquisites and other personal benefits has been excluded for all directors other than Mr. Johnson, as the total value of each such director's perquisites and other personal benefits was less than $10,000.

(4)
Represents vehicle lease payments made pursuant to our Perquisite Allowance Plan.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Related-person transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. The Board reviews such matters as they pertain to transactions with related persons as described by Item 404(a) of the SEC's Regulation S-K. Certain of the related-person transactions disclosed in this Proxy Statement were in existence either prior to the acquisition of the assets of Spirit from Boeing (the "Boeing Acquisition") in June 2005 or the initial public offering of the Company's Class A Common stock in November 2006. In deciding whether to continue to allow these related-person transactions involving a director, executive officer or their immediate family members, the Board considered, among other factors:

  •
  information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

  •
  the nature of the transactions and the costs to be incurred by the Company or payments to the Company;

  •
  an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated persons;

  •
  the business advantage the Company would gain by engaging in the transaction; and

  •
  an analysis of the significance of the transaction to the Company and to the related person.

        The Board determined that the related person transactions disclosed herein are on terms that are fair and reasonable to the Company, and which are as favorable to the Company as would be available from non-related entities in comparable transactions. The Board believes that there is a Company business interest supporting the transactions and that the transactions meet the same Company standards that apply to comparable transactions with unaffiliated entities.

        The Board has adopted a written Related Person Transaction Policy that is communicated to the appropriate level of management and can be found under the "Investor Relations" portion of the Company's website, www.spiritaero.com. Under the policy, a related person transaction is (1) any financial transaction (including any indebtedness or guarantee of indebtedness) in which the Company or any of its subsidiaries was, is, or will be a participant, where the amount involved exceeds $120,000 within a 24-month period, and in which a Related Person (as defined in the policy) had, has or will have a direct or indirect "material interest" as determined by the Corporate Governance and Nominating Committee, or (2) any business, consulting, professional or similar relationship which a related person had, has or will have, directly or indirectly, with any material customer or supplier, where the amount of compensation involved exceeds $120,000 within a 24-month period.

        The Corporate Governance and Nominating Committee is responsible for reviewing these transactions and may take into consideration, among other things, (1) the materiality of the transaction; (2) the actual or perceived conflict of interest between the Company and the related person; (3) the impact on the transaction of applicable corporation and fiduciary duty laws and rules; (4) whether any products or services provided by the related person are provided on an arms'-length basis on terms comparable to those provided by unrelated third persons; (5) whether any products or services provided by the related person are of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources; (6) disclosure considerations; (7) the potential impact of the transaction on the Company's relations with its customers, suppliers, stockholders and securities markets; (8) the Company's Corporate Governance Guidelines and Code of Ethics and Business Conduct; (9) the potential impact of the transaction on the objectivity of the related person; and (10) the best interests of the Company and its stockholders.

        After review of the relevant facts and circumstances, if the Corporate Governance and Nominating Committee concludes that the related person transaction is in, or is not opposed to, the best interests of the Company and its stockholders, it may approve or ratify the transaction. If the Corporate Governance and Nominating Committee declines to approve or ratify any related person transaction, the Company's general counsel, in coordination with the affected business unit or corporate function, will review the transaction, determine whether it should be terminated or amended in a manner that is acceptable to the Corporate Governance and Nominating Committee, and advise the committee of his or her recommendation. The Corporate Governance and Nominating Committee will then consider the recommendation at its next meeting. If the general counsel does not ultimately recommend the transaction to the Corporate Governance and Nominating Committee, or if the Corporate Governance and Nominating Committee does not approve the transaction, the proposed transaction will not be pursued or, if the transaction has already been entered into, the Corporate Governance and Nominating Committee will determine an appropriate course of action with respect to the transaction.

        Below are the transactions that occurred or have continued since the beginning of the fiscal year 2012, or any currently proposed transactions, in which, to the Company's knowledge, the Company was or is a party and the amount involved exceeded $120,000, and in which any director, director nominee, executive officer, holder of more than 5% of any class of the Company's Common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

        Onex Partners II LP (an affiliate of Onex) and its affiliates owned approximately a 49% interest in Hawker Beechcraft, Inc. ("Hawker") until Hawker's emergence from bankruptcy in February 2013, at which point the ownership of Onex Partners II LP and its affiliates was reduced to approximately 1%. Spirit's Prestwick facility provides wing components for the Hawker 800 Series manufactured by Hawker. For the twelve months ended December 31, 2012, sales to Hawker were $1.2 million.

        Mr. Turner, the Company's President and Chief Executive Officer until April 6, 2013, is a member of the Board of Directors of INTRUST Bank, a Wichita, Kansas bank that provides banking services to Spirit. In connection with the banking services provided to Spirit, the Company pays fees consistent with commercial terms that would be available to unrelated third parties.

        In addition, the Company paid approximately $0.3 million, including reimbursement of expenses, to Onex during the fiscal year 2012 for various consulting services rendered by it to the Company.

STOCK OWNERSHIP

Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management

        The following table sets forth, as of the Record Date (unless otherwise stated below), information regarding the beneficial ownership of the Company's Class A Common stock and Class B Common stock by all directors, nominees for director, the Company's chief executive officer, chief financial officer and the three most highly compensated executive officers other than the chief executive officer and chief financial officer, who were serving as executive officers at the end of the last fiscal year (collectively, the "Named Executive Officers"), and the Company's directors and all executive officers as a group. It also sets forth the ownership of any person or group who is known by the Company to be the beneficial owner of more than five percent of either class of the Company's Common stock, together with such beneficial owner's address.

Name	Title of Class of Shares Owned	Amount and Nature of Beneficial Ownership		Percentage of Class A Common Stock(+)	Percentage of Class B Common Stock(+)		Percentage of Total Voting Power(+)
Five Percent Stockholders
Onex Corporation	Class B	22,411,638	(1)	—	96.8	%(1)	64.1	%(1)
161 Bay Street, P.O. Box 700
Toronto, Ontario M5J 2S1 Canada
Onex Partners LP
OAH Wind LLC
Onex Spirit Co-Invest LP
Scopia Management Inc.	Class A	16,734,546	(2)	14.2%	—		4.8%
Matthew Sirovich
Jeremy Mindich
152 West 57th Street
33rd Floor
New York, New York 10019
BlackRock, Inc.	Class A	13,467,018	(3)	11.4%	—		3.9%
40 East 52nd Street
New York, New York 10022
Artisan Partners Holdings LP	Class A	10,095,075	(4)	8.6%	—		2.9%
Artisan Investment Corporation
Artisan Partners Limited Partnership
Artisan Investments GP LLC
ZFIC, Inc
Andrew A. Ziegler
Carlene M. Ziegler
Artisan Partners Funds, Inc.
875 East Wisconsin Avenue,
Suite 800
Milwaukee, Wisconsin 53202

Name	Title of Class of Shares Owned	Amount and Nature of Beneficial Ownership		Percentage of Class A Common Stock(+)	Percentage of Class B Common Stock(+)	Percentage of Total Voting Power(+)
Directors, Director Nominees and Executive Officers
Charles L. Chadwell	Class A	18,382	(5)	*	—	*
Ivor Evans	Class A	15,050	(6)	*	—	*
	Class B	1,691		—	*	*
Paul Fulchino	Class A	27,495	(7)	*	—	*
	Class B	1,691		—	*	*
Richard Gephardt	Class A	10,871	(8)	*	—	*
Robert Johnson	Class A	13,184	(9)	*	—	*
Ronald Kadish	Class A	28,015	(10)	*	—	*
Tawfiq Popatia	Class A	—		—	—	—
Francis Raborn	Class A	15,050	(11)	*	—	*
Larry A. Lawson	—	—		—	—	—
Jeffrey L. Turner	Class A	268,348	(12)	*	—	*
	Class B	377,932	(13)	—	1.6%	1.1%
Philip D. Anderson	Class A	23,440	(14)	*	—	*
David M. Coleal	Class A	1,930	(15)	*	—	*
Michael G. King	Class A	37,656	(16)	*	—	*
	Class B	—	(17)	—	—	*
John A. Pilla	Class A	48,738	(18)	*	—	*
	Class B	2,599	(19)	—	*	*
All directors and executive officers as a group (18 persons)	Class A	657,834	(20)	*	—	*
	Class B	482,643	(20)	—	2.1%	1.4%

*
Represents beneficial ownership of less than 1%.

(+)
Class A Common stock has one vote per share. Class B Common stock has ten votes per share. Each outstanding share of Class B Common stock is convertible at any time after vesting, at the option of the stockholder, into one share of Class A Common stock.

(1)
Includes the following: (i) 12,583,318 shares of Class B Common stock held by Onex Partners LP (representing 54.4% of Class B Common stock and 36.0% of total voting power); (ii) 5,949,997 shares of Class B Common stock held by OAH Wind LLC (representing 25.7% of Class B Common stock and 17.0% of total voting power); (iii) 366,738 shares of Class B Common stock held by Wind EI II LLC (representing 1.6% of Class B Common stock and 1.0% of total voting power); (iv) 128,303 shares of Class B Common stock held by Onex U.S. Principals LP; and (v) 3,383,282 shares of Class B Common stock held by Onex Spirit Co-Invest LP (representing 14.6% of Class B Common stock and 9.7% of total voting power). Onex Corporation may be deemed to own beneficially the shares of Class B Common stock held by (a) Onex Partners LP, through Onex Corporation's ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Partners LP; (b) OAH Wind LLC, through Onex Corporation's ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings Subco LLC, which owns all of the equity of OAH Wind LLC; (c) Wind EI II LLC, through Onex Corporation's ownership of Onex American Holdings II LLC, which owns all of the voting power of Wind Executive Investco LLC, which owns all of the equity of Wind EI II LLC; (d) Onex U.S. Principals LP through Onex Corporation's ownership of all of the equity of Onex American Holdings GP LLC, the general partner of Onex U.S. Principals LP; and (e) Onex Spirit

  Co-Invest LP, through Onex Corporation's ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Spirit Co-Invest LP. Onex Corporation disclaims such beneficial ownership. In addition, (i) all of the shares of Class B Common stock owned by Onex Partners LP may be deemed owned beneficially by each of Onex Partners GP LP, and Onex Partners GP, Inc., (ii) all of the shares of Class B Common stock owned by OAH Wind LLC may be deemed owned beneficially by each of Onex American Holdings Subco LLC and Onex American Holdings II LLC, and (iii) all of the shares of Class B Common stock owned by Onex Spirit Co-Invest LP may be deemed owned beneficially by each of Onex Partners GP LP and Onex Partners GP, Inc.

  Mr. Gerald W. Schwartz, the Chairman, President, and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to own beneficially all of the shares of the Company's Class B Common stock owned beneficially by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.

  The addresses of the five percent stockholders, in addition to Onex Corporation, are as follows: Onex Partners LP—c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019; OAH Wind LLC—421 Leader Street, Marion, Ohio 43302; Onex Spirit Co-Invest LP—c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(2)
Information is based on an amended Schedule 13G filed by Scopia Management Inc., a corporation formed under the laws of the State of New York ("Scopia"), Matthew Sirovich and Jeremy Mindich on February 14, 2013. Each of Scopia, Mr. Sirovich and Mr. Mindich reported beneficial ownership of 16,734,546 shares of Class A Common stock. According to the Schedule 13G, each of Scopia, Mr. Sirovich and Mr. Mindich has shared voting power and shared dispositive power over 16,734,546 shares.

(3)
Information is based on an amended Schedule 13G filed by BlackRock, Inc., a corporation formed under the laws of the State of Delaware ("BlackRock"), on February 11, 2013. BlackRock reported 13,467,018 shares of Class A Common stock beneficially owned by it and certain of its affiliates. According to the Schedule 13G, BlackRock has the sole voting and dispositive power over the reported shares.

(4)
Information is based on an amended Schedule 13G filed by Artisan Partners Holdings LP ("Artisan Holdings"), Artisan Investment Corporation, the general partner of Artisan Holdings ("Artisan Corp."), Artisan Partners Limited Partnership ("Artisan Partners"), Artisan Investments GP LLC, the general partner of Artisan Partners ("Artisan Investments"), ZFIC, Inc., the sole stockholder of Artisan Corp. ("ZFIC"), Andrew A. Ziegler, Carlene M. Ziegler and Artisan Partners Funds, Inc. ("Artisan Funds") on February 7, 2013. Each of Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Artisan Funds, Mr. Ziegler and Ms. Ziegler reported beneficial ownership of 10,095,075 shares of Class A Common stock, including 7,226,451 shares of Class A Common stock beneficially owned by Artisan Funds. According to the Schedule 13G, each of the foregoing entities, with the exception of Artisan Funds, has shared voting power over 9,668,451 reported shares and shared dispositive power over 10,095,075 reported shares and Artisan Funds has shared voting and dispositive power over 7,226,451 shares.

(5)
Includes 4,339 restricted stock units for which benefits will be paid, at the Board's option, in cash or shares of the Company's Class A Common stock at market value of the Company's Class A Common stock upon Mr. Chadwell's termination of service with the Company and its affiliates. In addition, Mr. Chadwell has 4,398 shares which will vest on May 8, 2013 if Mr. Chadwell remains a member of the Board at that time.

(6)
In addition, Mr. Evans has 3,640 shares which will vest on May 8, 2013 if Mr. Evans remains a member of the Board at that time.

(7)
In addition, Mr. Fulchino has 6,673 shares which will vest on May 8, 2013 if Mr. Fulchino remains a member of the Board at that time.

(8)
Includes 5,790 restricted stock units for which benefits will be paid, at the Board's option, in cash or shares of the Company's Class A Common stock at market value of the Company's Class A Common stock upon Mr. Gephardt's termination of service with the Company and its affiliates. In addition, Mr. Gephardt has 3,640 shares which will vest on May 8, 2013 if Mr. Gephardt remains a member of the Board at that time.

(9)
Represents shares owned by the RDJ Trust of which Mr. Johnson is a beneficial owner as a trustee of the RDJ Trust. In addition, Mr. Johnson has 3,640 shares which will vest on May 8, 2013 if Mr. Johnson remains a member of the Board at that time.

(10)
Represents shares owned by the Ronald T. Kadish Trust of which Mr. Kadish is a beneficial owner as a trustee of the Ronald T. Kadish Trust. In addition, Mr. Kadish has 3,640 shares which will vest on May 8, 2013 if Mr. Kadish remains a member of the Board at that time.

(11)
Represents shares owned by the Francis Raborn Revocable Trust of which Mr. Raborn is a beneficial owner as a trustee of the Francis Raborn Revocable Trust. In addition, Mr. Raborn has 3,640 shares which will vest on May 8, 2013 if Mr. Raborn remains a member of the Board at that time.

(12)
Includes 36,592 shares which will vest on May 4, 2013 and 71,655 shares which will vest on May 5, 2013 if Mr. Turner continues to be employed by the Company or any of its subsidiaries on those vesting dates. In addition, Mr. Turner has (i) 35,371 shares which will vest on May 10, 2013, (ii) 10,962 shares of Class A Common stock which will vest on February 22, 2014, (iii) 36,592 shares of Class A Common stock which will vest on May 4, 2014, (iv) 41,516 shares of Class A Common stock which will vest on May 8, 2014, (v) 35,371 shares of Class A Common stock which will vest on May 10, 2014, (vi) 41,515 shares of Class A Common stock which will vest on May 8, 2015, (vii) 35,371 shares of Class A Common stock which will vest on May 10, 2015, and (viii) 41,515 shares of Class A Common stock which will vest on May 8, 2016, in each case, if Mr. Turner continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(13)
On June 17, 2005 and August 1, 2005, Mr. Turner was granted an aggregate of 1,440,000 shares of restricted Class B Common stock. Of those shares 163,897 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(14)
Includes 5,642 shares of Class A Common stock which will vest on May 4, 2013 and 2,779 shares of Class A Common stock which will vest on May 5, 2013. In addition, Mr. Anderson has (i) 6,084 shares of Class A Common stock which will vest on May 10, 2013, (ii) 3,316 shares of Class A Common stock that will vest on February 22, 2014, (iii) 5,642 shares of Class A Common stock which will vest on May 4, 2014, (iv) 10,784 shares of Class A Common stock which will vest on May 8, 2014, (v) 6,084 shares of Class A Common stock which will vest on May 10, 2014, (vi) 10,783 shares of Class A Common stock which will vest on May 8, 2015, (vii) 6,084 shares of Class A Common stock which will vest on May 10, 2015, and (viii) 10,783 shares of Class A Common stock which will vest on May 8, 2016, in each case, if Mr. Anderson continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(15)
In addition, Mr. Coleal has (i) 7,899 shares of Class A Common stock which will vest on May 10, 2013, (ii) 2,429 shares of Class A Common stock which will vest on February 22, 2014, (iii) 6,228 shares of Class A Common stock which will vest on May 8, 2014, (iv) 7,899 shares of Class A

  Common stock which will vest on May 10, 2014, (v) 6,227 shares of Class A Common stock which will vest on May 8, 2015, (vi) 7,899 shares of Class A Common stock which will vest on May 10, 2015, and (vii) 6,227 shares of Class A Common stock which will vest on May 8, 2016, in each case, if Mr. Coleal continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(16)
Includes 5,904 shares of Class A Common stock which will vest on May 4, 2013 and 10,956 shares of Class A Common stock which will vest on May 5, 2013. In addition, Mr. King has (i) 5,412 shares of Class A Common stock which will vest on May 10, 2013, (ii) 3,271 shares of Class A Common stock which will vest on February 22, 2014, (iii) 5,904 shares of Class A Common stock which will vest on May 4, 2014, (iv) 7,010 shares of Class A Common stock which will vest on May 8, 2014, (v) 5,412 shares of Class A Common stock which will vest on May 10, 2014, (vi) 7,009 shares of Class A Common stock which will vest on May 8, 2016, (vii) 5,412 shares of Class A Common stock which will vest on May 10, 2015, and (viii) 7,009 shares of Class A Common stock which will vest on May 8, 2016, in each case, if Mr. King continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(17)
On July 18, 2005 and February 17, 2006, Mr. King was granted an aggregate of 180,000 shares of restricted Class B Common stock. Of those shares, 21,652 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(18)
Includes 5,773 shares of Class A Common stock which will vest on May 4, 2013 and 10,956 shares of Class A Common stock which will vest on May 5, 2013. In addition, Mr. Pilla has (i) 5,292 shares of Class A Common stock which will vest on May 10, 2013, (ii) 2,553 shares of Class A Common stock which will vest on February 22, 2014, (iii) 5,773 shares of Class A Common stock which will vest on May 4, 2014, (iv) 7,104 shares of Class A Common stock which will vest on May 8, 2014, (v) 5,292 shares of Class A Common stock which will vest on May 10, 2014, (vi) 7,104 shares of Class A Common stock which will vest on May 8, 2015, (vii) 5,291 shares of Class A Common stock which will vest on May 10, 2015, and (viii) 7,104 shares of Class A Common stock which will vest on May 8, 2016, in each case, if Mr. Pilla continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(19)
On July 18, 2005 and November 1, 2006, Mr. Pilla was granted an aggregate of 91,381 shares of restricted Class B Common stock. Of those shares, 16,947 shares are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(20)
Includes shares issued to employees and directors of the Company which are subject to certain vesting requirements and may vest within 60 days of the Record Date and excludes other shares issued to employees and directors of the Company which are subject to certain longer vesting requirements.

Compensation Committee Interlocks and Insider Participation

        None of the Company's executive officers served during fiscal year 2012 or currently serves, and the Company anticipates that none will serve, as a member of the board of directors or compensation committee of any entity (other than the Company) that has one or more executive officers that serves on the Company's Board or Compensation Committee. Mr. Popatia serves on the Company's Compensation Committee and has a relationship that qualified as a related person transaction. See "Certain Relationships and Related Transactions" concerning this relationship.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, or "Section 16(a)," requires that directors, executive officers, and persons who own more than ten percent of any registered class of a company's equity securities, or

"reporting persons," file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of common stock and other equity securities. Such reports are filed on Form 3, Form 4 and Form 5 under the Exchange Act, as appropriate. Reporting persons holding the Company's stock are required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file.

        To the Company's knowledge, based solely on the Company's review of copies of these reports, and written representations from such reporting persons, the Company believes that, except as stated in the paragraph below, all filings required to be made by reporting persons holding the Company's stock were timely filed for the year ended December 31, 2012 in accordance with Section 16(a).

        H. David Walker, an executive officer of the Company, inadvertently failed to timely report the sale on February 9, 2012 of 2,500 shares of Class A Common stock pursuant to a Rule 10b5-1 trading plan adopted by Mr. Walker on September 13, 2011. The sale of such shares was subsequently reported on a Form 4, filed on February 28, 2012.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION & ANALYSIS

        This Compensation Discussion and Analysis contains statements regarding our performance targets and goals. These targets and goals are discussed in the limited context of our compensation program and should not be considered statements of our management's expectations or estimates of our results or other guidance. We specifically caution investors not to apply these statements to other contexts.

 Overview

        The Compensation Committee of the Board has responsibility for establishing, implementing and monitoring compliance with our compensation philosophy. The Compensation Committee seeks to ensure that the compensation paid to our Named Executive Officers is reasonable and competitive. Generally, the Compensation Committee strives for internal equity among our Named Executive Officers and, accordingly, the types of compensation and benefits offered to our Named Executive Officers are consistent among the group.

General Philosophy and Objectives

        The Compensation Committee carries out the Board's overall responsibility relating to compensation of our executive officers. The Compensation Committee's philosophy and primary objectives in establishing compensation policies for our executive officers are to:

  •
  Attract, retain, and motivate highly qualified executive officers by offering total compensation that is competitive with that offered by similarly situated companies and that maintains a substantial portion of total compensation at-risk;

  •
  Provide differentiated compensation levels to reflect differing performance levels and responsibilities among our executive officers;

  •
  Promote and reward the achievement of our short- and long-term objectives that the Board and management believe will lead to sustained profitability and long-term growth in stockholder value through the incorporation of measurable performance objectives into the compensation arrangement; and

  •
  Align the interests of our executive officers with those of our stockholders by tying executive compensation to stockholder return and value.

        As discussed later in this Compensation Discussion and Analysis, on an aggregate basis, the Compensation Committee sets total compensation of our executive officers, generally targeting market median levels, with base salaries below the market median and the variable portion of our executive officers' compensation above the market median. In addition, the Compensation Committee offers long-term incentives for retention purposes.

Role of Executive Officers and the Compensation Committee in Compensation Decisions

        With respect to the compensation of our executive officers, the Compensation Committee is responsible for developing and modifying, as appropriate, a competitive compensation philosophy and strategy, which includes:

  •
  Making recommendations to the full Board on the performance goals and objectives for compensation of our senior executive officers and reviewing and approving annually the performance evaluation process and compensation structure with respect to our senior executive officers. In setting the senior executive officers' compensation, the Compensation Committee annually evaluates the senior executive officers' performance in relation to the goals and objectives established by the Board, and with respect to our chief executive officer, reviews the chief executive officer's self-evaluation, and makes a recommendation to the full Board. Based upon these evaluations, the Compensation Committee reviews and approves our chief executive officer's and our other senior executive officers' annual compensation, including salary, bonus, equity, non-equity incentive compensation, perquisites and other similar arrangements for such senior executive officers and determines whether to award the chief executive officer and our other senior executive officers an annual discretionary bonus.

  •
  Overseeing our management's decisions, including those of our chief executive officer, regarding the performance evaluation process and compensation structure with respect to our other executive officers. This includes approving the annual salary, bonus, incentive and non-incentive equity compensation, benefit plans and perquisites and other similar arrangements for such executive officers.

  •
  Reviewing and approving, together with our chief executive officer, annual discretionary cash bonuses to our other executive officers. The Compensation Committee generally approves, on an annual basis, a pool to award as discretionary cash bonuses to employees of the Company and our subsidiaries, including executive officers, based upon a recommendation by our chief executive officer. The Compensation Committee approves all individual discretionary bonuses granted from this pool.

  •
  Making recommendations to the full Board concerning equity and non-equity incentive compensation plans (including the granting of awards under such plans) and administering incentive compensation plans.

        Our executive officers do not play a role in their own compensation determinations, other than preparing self-evaluations and discussing individual performance objectives and results with our chief executive officer. Our chief executive officer participates in determining the compensation of the other executive officers.

        In establishing the overall philosophy and strategy of our executive officer compensation, the Compensation Committee takes into consideration the counsel and recommendations of our chief executive officer, chief financial officer, and senior vice president–corporate administration and human resources, in addition to recommendations of other members of the Board.

        The Compensation Committee continues to examine existing and new compensation programs and objectives to ensure that our compensation philosophy and objectives remain appropriate and consistent with our overall philosophy and objectives. While the Compensation Committee believes that our compensation contains a significant performance-based component, it intends to continue to review our Short–Term Incentive Plan and Long–Term Incentive Plan in relation to pay-for performance in the future.

Role of Compensation Consultants

        Towers Watson assisted us in benchmarking our executive compensation and reviewing trends and regulatory implications for executive pay during 2012. This information was also used by the Compensation Committee in establishing our executive officers' base salaries and target goals for compensation plan awards.

        Towers Watson is engaged by our management, with the prior and ongoing approval of the Compensation Committee and provides executive compensation consulting services primarily to the Compensation Committee. Towers Watson and its affiliates did not provide any other services to the Company in 2012. The Company did not use the services of any other compensation consultants in 2012 for matters affecting executive officer compensation. Mercer Human Resources Consulting is also engaged by our management to provide non-executive compensation consulting services to the Company.

 Market Benchmarking and Positioning

        We benchmark executive compensation to determine competitive levels of incentives and compensation in order to attract executive talent and retain our executive officers. We use two different data samples for such benchmarking as discussed below.

        In 2011, in connection with setting 2012 pay, the Compensation Committee reviewed compensation benchmarking based on national, proprietary compensation surveys. Specifically, data was prepared principally using a Towers Watson Executive Compensation custom survey on aerospace and defense, transportation, industrial manufacturing, energy and electrical equipment and services, automotive, building products and general industry companies. Compensation benchmarking was also conducted in 2012 in connection with establishing 2013 pay. The composition of the survey group may vary somewhat from year to year based on survey participation.

        The companies included in the Towers Watson custom surveys for 2011 and 2012 are noted below:

3M	Esterline Technologies**	Kaman	Sensata Technologies*
Alliant Techsystems*	Exelis**	L-3 Communications	Snap-on
Ametek	Federal Mogul	Lincoln Electric Holdings**	SPX
AO Smith	General Dynamics	Lockheed Martin*	Terex
Barnes Group	Goodrich	Manitowoc**	Textron
Boeing	Great Atlantic Resources*	Navistar	Thomas & Betts*
BorgWarner**	Harley-Davidson*	Northrop Grumman	Timken*
Brady	Harsco**	Oshkosh*	Toro
Cameron International*	Hexcel	Pall**	Trinity Industries**
Caterpillar	Honeywell International	Parker Hannifin	TRW Automotive Holdings
Cooper Industries	Illinois Tool Works**	Plexus	United Technologies
Curtiss-Wright	Ingersoll-Rand	Regal Beloit	USG*
Donaldson Company	ITT	Rockwell Automation	Valmont Industries**
Eaton	Johnson Controls	Rockwell Collins	Xylem**

*
Indicates companies included in the 2011 custom survey (but not 2012).

**
Indicates companies included in the 2012 custom survey (but not 2011).

        Compensation amounts from the survey were size-adjusted to Spirit's revenues so that the compensation would correlate appropriately to Spirit's size relative to the various companies in the survey.

        Where data from the custom survey was insufficient, we considered data from a Towers Watson survey on general industry companies, size adjusted to Spirit's revenue.

        We also benchmark executive compensation against a peer group of comparably-sized U.S.-based companies (emphasizing aerospace, defense, and auto component manufacturers). The following companies were included in the Towers Watson peer group analyses for 2011 and 2012:

Alliant Techsystems	Esterline Technologies	Moog	Teleflex*
BE Aerospace	Exelis**	Precision Castparts	Tenneco
BorgWarner	Goodrich*	Rockwell Collins	Textron
Curtiss-Wright	Huntington Ingalls Industries**	Teledyne Technologies	Triumph Group

*
Indicates companies included in the 2011 peer group analysis (but not 2012).

**
Indicates companies included in the 2012 peer group analysis (but not 2011).

        The Compensation Committee believes that overall executive compensation should be designed, in the aggregate, to be competitive with comparable companies, to reward effective execution of our goals and the individual objectives set for our executive officers, and to recognize exceptional performance and results.

        The Compensation Committee generally sets the total target compensation of our executive officers, which includes base salary and annual incentive awards, at an aggregate level, comparable to that of the median for executive positions at the companies included in the compensation surveys used. In determining the compensation of individual executives, experience, skills, responsibilities, competencies, performance and organizational structure are considered.

Company's Pay-At-Risk Philosophy

        Under our pay-at-risk philosophy, executive officers have the opportunity to earn in excess of market median levels for similar positions when exceeding the achievement of both shorter-term performance objectives and longer-term stockholder value. As more fully discussed below, in general, the base salary, as the fixed component of the compensation package of our executive officers, is maintained at levels below the market median.

        To this end, a significant portion of our executive officers' target annual compensation (base salary plus annual cash and stock incentive awards, excluding discretionary bonus awards) is at-risk as it is based on Company and/or individual performance. The actual value realized from annual performance-based incentive awards could be zero if minimum performance levels for payouts are not met. For example, none of our Named Executive Officers earned an incentive award for 2009 performance under our Second Amended and Restated Short-Term Incentive Plan (STIP). The portion of target annual compensation at-risk generally increases with the executive officer's position level and impact on our performance. This provides significantly more upside potential and downside risk for more senior positions because these executives have a greater influence on our performance as a whole. However, our executive officers' target annual compensation is reviewed against industry benchmarks and the portion of the target annual compensation placed at-risk is determined to be reasonable to encourage the executive officers' prudent approach to risk taking. The table below shows the percentage of 2012 target annual compensation of our chief executive officer and our other Named Executive Officers that was at-risk (variable compensation as a percentage of target annual compensation). The table shows the calculation treating the grant date fair values of actual grants made under the Fourth Amended and Restated Long-Term Incentive Plan (LTIP), alternatively, as both variable compensation and fixed compensation.

Name	Title	% of Target Annual Compensation at Risk (LTIP as variable compensation)	% of Target Annual Compensation at Risk (LTIP as fixed compensation)
Jeffrey L. Turner	President & CEO	86.0%	28.1%
Philip D. Anderson	SVP & CFO	77.0%	27.8%
David M. Coleal	SVP/General Manager, Fuselage Segment	67.5%	28.2%
Michael G. King	SVP & COO	72.4%	33.4%
John A. Pilla	SVP/General Manager, Propulsion and Wing Segments; Aftermarket Customer Support	75.3%	29.9%

        Over the past three years, we have increased our chief executive officer's base compensation and reduced the percentage of his total annual compensation at risk. We shifted the allocations of his compensation as such because we determined that too high a portion of our chief executive officer's annual compensation was at risk relative to chief executive officers at comparable companies, and that as a result, there could be a perception that his compensation package might encourage inappropriate levels of risk-taking. We believe that the portion of our chief executive officer's annual compensation that is currently at risk is an appropriate percentage relative to comparable companies, though we intend to continue to monitor compensation practices at comparable companies and adapt our compensation accordingly.

Elements Used to Achieve the Philosophy and Objectives

        The Compensation Committee believes that the compensation of our executive officers should consist of base salary, annual cash and stock incentives, special discretionary awards and longer-term equity incentives.

Element	Plan	Award Level and Timing
Base Salary	N/A	Base salaries are generally set at a level that is below market median levels in order to maintain total compensation packages at market median levels, while providing stronger incentives for performance than comparable companies.
Annual Cash and Stock Incentive Awards	Short-Term Incentive Plan (STIP)

We use the STIP to reward performance on an annual basis, as well as for short-term retention purposes. Each executive officer has a targeted STIP award expressed as a percentage of base salary. The target is based on the position level and market compensation. Each year the Board pre-establishes performance objectives, targeted achievement levels and weightings to be used for the annual incentive award determination, based on a recommendation from the Compensation Committee. Generally, the Compensation Committee determines awards at its first regular meeting each year following the availability of our financial results for the prior year. We typically grant awards in the form of cash and stock.

Special Discretionary Award

We use discretionary bonuses to reward outstanding individual or project team performance on an annual basis. If we meet our Company-wide target performance, executive officer discretionary cash awards may be made from a pool equal to 10% of aggregate base salaries of our executive officers. If we exceed such target performance, the discretionary bonus pool may be increased to as much as 20% of aggregate base salaries of our executive officers. In addition, the Compensation Committee may allocate a portion of the discretionary bonus pool to executives for meeting performance goals on certain special projects.

Generally, the Compensation Committee (and in the event of special discretionary awards, the Board) determines awards at its first regular meeting each year following the availability of the financial results for the prior year.

Element	Plan	Award Level and Timing
Long-Term, Equity-Based Incentive Compensation	Executive Incentive Plan (EIP)

We introduced the EIP at the time of the Boeing Acquisition. Under the EIP, executive officers were entitled to purchase Company stock and received grants of restricted Company stock. The granted stock was subject to vesting conditions based on length of service and investment returns to Onex. No stock has been purchased or granted under the EIP since July 31, 2006, and all of the recipients of such awards have satisfied the applicable service requirements.

Amended and Restated Long-Term Incentive Plan (LTIP)

The LTIP is currently our key long-term incentive award vehicle. Shares granted under the LTIP are subject to time-based vesting conditions. We use the LTIP for retention purposes and to reward our executive officers and certain non-executives for high performance. Recipients of our LTIP awards subsequently experience increases in the value of their awards if our stock price rises, further aligning the interests of the LTIP recipients with our stockholders. We also used the LTIP to issue shares to certain union employees in connection with the negotiation of our long-term collective bargaining agreements.

Base Salaries

        The Compensation Committee has determined that executive base salaries generally should be set below market median levels in furtherance of the compensation at-risk philosophy. Accordingly, we generally pay our executive officers base salaries which are below market median levels. In certain circumstances, the Compensation Committee and Board have determined that we needed to attract high caliber candidates with certain skill sets and as a result, certain executive officers have been awarded base salaries that are above the market median.

Annual Incentive Awards

        Short-Term Incentive Plan (STIP).    We target annual incentive awards at a level that, when combined with base salaries, is intended to yield total annual compensation that is slightly below the market median when personal and Company performance goals are not met, approximates the market median upon achievement of targeted personal and Company performance levels, and exceeds the market median upon achievement in excess of targeted personal and Company performance levels.

        The STIP authorizes the grant of awards consisting of restricted stock, cash or both, as determined by the Compensation Committee. Each year the Board pre-establishes performance objectives, targeted achievement levels, and weightings to be used for the annual incentive award determination, based on a recommendation from the Compensation Committee. In assessing our performance against objectives following the close of each year, the Compensation Committee considers actual results against the specific budgetary objectives and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results. The Compensation Committee then determines the percentage of the target award that will be paid to each of our executive officers for the Company performance component of the annual incentive award based on its overall assessment of our performance.

        Although the established target goals and the factors set forth below are the primary factors which the Compensation Committee currently uses in establishing the cash and restricted stock incentive awards, the Compensation Committee reserves the right to recommend different performance goals each year and to take into consideration any other factors as it may choose in recommending performance goals to the Board and in making actual cash and restricted stock grants. This allows the Compensation Committee flexibility when recommending the goals to take into consideration unforeseen or extraordinary circumstances. Because the Compensation Committee and the Board retain full discretion with respect to annual incentive awards and because we have adopted FASB's authoritative guidance on stock-based compensation accounting, the stock portion of these awards is not deemed granted for financial accounting reporting purposes until the date that the shares have been issued, which was in February 2013 for 2012 performance.

        In assessing our annual incentive target goals for a given year, the Compensation Committee considers Company objectives for the year, performance against objectives following the close of the prior year, actual results against the specific budgetary objectives and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results. In February 2012, the Compensation Committee recommended performance goals to the Board for 2012 based on three primary quantitative metrics as well as five qualitative considerations. The quantitative metrics are: (1) earnings before interest and taxes (EBIT), (2) EBIT as a percentage of revenues and (3) total free cash flow (total cash flow from operations less net capital expenditures). The qualitative considerations that the Compensation Committee took into account in granting STIP awards for 2012 performance included (1) results of customer re-pricing, (2) stability of our new programs, (3) improvement of our product quality and processes, (4) productivity maximization and (5) our operating values. The Compensation Committee decided to include a qualitative component to the STIP award determination for 2012 performance based on the Company's aggregate overall performance in the qualitative areas considered. Subject to the Board's discretion, the possible payout range was from 0% for poor performance, to 100% for target performance to a maximum of 200% for exceeding target performance.

        The following table sets forth the 2012 targets and actual results for the components of our performance measures.

Performance Measure	Target ($ in millions)	Actual Results ($ in millions)	Percentage of Target Payable
EBIT	$514	$(52)	0%
EBIT as a Percentage of Revenues	9.7%	(0.96)%	0%
Total Free Cash Flow	$50	$(84)	0%

        The Compensation Committee decided to award a payout of 100% of target payable on account of the qualitative component of the award formula based on a determination of the Company's aggregate overall performance in the qualitative areas considered. In making this determination, the Compensation Committee gave significant consideration to the Company's recovery from the April 14, 2012 severe weather event impacting the Company's largest facility, as well as continued strength on core programs. Taken together with the percentages awarded for the quantitative metrics set forth in the table and otherwise described above, the Compensation Committee decided to grant awards to our Named Executive Officers corresponding to a total payout of 25%.

        The 2012 incentive cash and restricted stock awards (the values of which are disclosed in the tables below) were confirmed by the Board and the Compensation Committee in February 2013. We selected this schedule because it enables the Board and the Compensation Committee to consider our prior year performance and our expectations for the upcoming year. The 2011 incentive cash and restricted stock awards were granted 18 days following the Compensation Committee's meeting in February 2012.

The Compensation Committee's schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

        Annual awards to our chief executive officer are required to be paid 50% in cash and 50% in restricted stock, and we generally use the same split to pay annual awards to our other executive officers, at the discretion of the Compensation Committee. The awards are denominated in dollars and the restricted stock portion is converted into actual shares based on the fair market value of our Common stock. Upon the qualifying retirement of an executive officer who is a STIP participant (as described more fully below under "Potential Payments Upon Termination or Change-in-Control—Termination of Employment), (i) the participant will be entitled to receive a prorated STIP award (based on the portion of the year during which the participant was employed during a given year), paid in cash, based on the full-year STIP performance metrics actually achieved for such year and (ii) any outstanding unvested STIP shares previously granted to such participant will vest immediately.

        With respect to the stock portion of the 2011 STIP awards that were paid in 2012, the fair market value was set by the Board to be the average of the opening and closing trading prices of the Class A Common stock on February 14, 2012, which was the third trading day after our quarterly earnings announcement. The "Grants of Plan-Based Awards for Fiscal Year 2012" table below reflects the actual number of STIP stock awards granted in 2012 for 2011 performance and paid in 2012. The 2011 STIP award was confirmed by the Board in executive session on February 7, 2012.

        The cash portions of STIP awards paid in February 2013 for 2012 performance are considered to have been earned in 2012. These cash awards for the Named Executive Officers are reported as 2012 compensation in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table." The stock portions of STIP awards paid in February 2013 for 2012 performance were granted in 2013 and, accordingly, will be reflected in the "Grants of Plan-Based Awards for Fiscal Year 2013" table in our proxy statement for the 2014 Annual Meeting of Stockholders.

        Under the STIP, the stock portion of the award generally vests upon completion of one year of service following the date of the award. If a participant ceases to be employed after an award, but prior to vesting, the entire stock portion of the award is forfeited (except in the event of a change-in-control of the Company or the retirement of certain executive officers, as more fully described below). This risk of forfeiture helps satisfy our goal of retaining executive talent and assures that the interests of our executive officers are closely tied to the return and value provided to our stockholders. The 2011 STIP stock award granted in 2012 vested on February 23, 2013.

        Upon the occurrence of a change-in-control of the Company (as defined with respect to the STIP in "Potential Payments Upon Termination or Change-in-Control—Change-in-Control"), (i) each STIP participant who is employed by the Company on the date of the change-in-control or who was terminated without cause within 90 days prior to the change-in-control (a "Qualifying STIP Participant") will be entitled to receive an award of cash in an amount equal to the full-year STIP award that such participant would have been entitled to receive for such year had the target performance metrics established for such year been met and (ii) any outstanding unvested STIP shares previously granted to each Qualifying STIP Participant will vest immediately. Upon the qualifying retirement of a STIP participant, (i) the participant will be entitled to receive a prorated STIP award (based on the portion of the year during which the participant was employed during a given year), paid in cash, based on the full-year STIP performance metrics actually achieved for such year and (ii) any outstanding unvested STIP shares previously granted to such participant will vest immediately.

        For STIP awards for 2013 performance, the Compensation Committee recommended to the Board that performance metrics be based 75% on three equally-weighted quantitative metrics and 25% on qualitative considerations. For 2013, the quantitative metrics will be: (1) EBIT, (2) EBIT as a percentage of revenues and (3) total free cash flow, and the qualitative considerations include: (1) improved stability of our new programs, (2) capacity expansion and rate increases for our core programs, (3) improvement of our product quality, processes and productivity and (4) our operating values.

        Special Discretionary Award.    In order to recognize performance and contribution toward achievement of our goals, executive officers have the opportunity to earn an additional cash award for significant individual performance. If, in the sole discretion of the Compensation Committee upon consultation with the chief executive officer, we meet our Company-wide target performance, executive officer discretionary awards are paid from a pool equal to 10% of aggregate base salaries of our executive officers. If, in the sole discretion of the Compensation Committee upon consultation with our chief executive officer, we achieve outstanding performance, executive officer discretionary awards are paid from a pool not exceeding 20% of aggregate base salaries of our executive officers. In addition, the Compensation Committee may allocate a portion of the discretionary bonus pool to executives for meeting or exceeding performance goals on certain special projects. Individual executive officer discretionary awards are paid based upon the recommendation of our chief executive officer and approved by the Compensation Committee. The Compensation Committee separately reviews the chief executive officer's performance to determine whether any discretionary award for the chief executive officer is appropriate and makes the award. We intend for potential awards to be significant enough to further motivate the recipient and be tied to the impact of specific individual achievements and results that further our objectives. There is no restriction on the factors that the chief executive officer and/or the Compensation Committee may consider.

        For the Special Discretionary Award granted in 2013 for 2012 performance, the Compensation Committee approved executive officer discretionary awards from a pool of approximately 15% of aggregate base salaries of our executive officers in recognition of the Company's recovery from the April 14, 2012 severe weather event impacting the Company's largest facility, as well as our continued strength in core programs.

Long-Term, Equity-Based Incentive Compensation

        We believe that long-term, equity-based incentive compensation is an important component of our executive compensation because it has the effect of retaining executive officers, aligning executive officers' financial interests with the interests of our stockholders and rewarding the achievement of our long-term strategic goals. Payment of long-term incentive awards is based on a percentage of the executive's salary and together with all other compensation is targeted at levels comparable to those of the market median for comparable positions, utilizing the same compensation data we use for setting total annual compensation.

        Executive Incentive Plan (EIP).    The EIP was introduced at the time of the Boeing Acquisition to provide an opportunity for our key executive officers to acquire an equity interest in the Company, as a way to ensure that they would remain with the Company, and to attract other key executive officers. Under the EIP, executive officers were entitled to purchase Company stock and received grants of restricted Company stock which vest upon certain liquidity events specified under the plan in which entities affiliated with Onex liquidate a portion of their investment in the Company. If the liquidity event is a change-in-control (as defined in the EIP), recipients may receive an interest in all remaining shares granted to them. To the extent EIP participants have been granted restricted stock under the EIP in which they have not yet acquired an interest as of June 16, 2015, they will acquire an interest in that stock on that date, regardless of whether a change-in-control has occurred. Because the EIP was established to retain key executive officers at the time of the Boeing Acquisition and initially to attract additional key executive officers, it was closed to participation shortly after the acquisition of the aerostructures division of BAE Systems (Operations) Limited ("Spirit Europe") in April 2006. No stock has been purchased or granted under the EIP since July 31, 2006.

        Following our initial public offering and subsequent secondary offerings and certain permitted sales of shares to pay withholding taxes on shares that vested for tax purposes, up to 13% of the matching stock granted to our participating Named Executive Officers remains subject to vesting conditions. However, all of our employees have satisfied their service requirements for vesting, and it is anticipated that shares will vest in the same proportion as the Onex entities liquidate their investment.

        Due to the satisfaction of the five-year service requirement for all participants in the EIP, all remaining shares granted under the plan have become taxable to the participants. Shares granted under the EIP are no longer subject to a substantial risk of forfeiture for tax purposes; however, under the EIP, the shares may not be sold and participants do not have the unrestricted rights of stockholders with respect to those shares until the earlier of a liquidity event or June 16, 2015.

        Long-Term Incentive Plan (LTIP).    The LTIP is an important component of compensation, particularly now that the service component of the vesting requirements for EIP grants has been fully satisfied. The LTIP is used to provide long-term, equity-based incentive compensation in keeping with our executive compensation philosophy for the entire executive group. As the STIP provides the at-risk component of the executive package, the LTIP, which is a time-based vesting plan, is primarily used for attraction and retention purposes.

        We granted restricted stock awards with multi-year vesting schedules under the LTIP to our Named Executive Officers and all of our other executive officers for 2010, 2011 and 2012, and expect to continue this practice in future years. Typically, one-third of the shares granted vests on each of the 2nd, 3rd and 4th anniversaries of the grant date.

        Upon the occurrence of a change-in-control of the Company (as defined with respect to the LTIP in "Potential Payments Upon Termination or Change-in-Control—Change-in-Control"), (i) each LTIP participant who is employed by the Company on the date of the change-in-control or who was terminated without cause within 90 days prior to the change-in-control (a "Qualifying LTIP Participant") will be entitled to receive an award of cash in an amount equal to the value of the full-year LTIP award that would have been made to such participant within the 12-month period following the change-in-control if not for the occurrence of the change-in-control and (ii) any outstanding unvested LTIP shares previously granted to each Qualifying LTIP Participant will vest immediately.

Other Compensation Elements

        Payments for Executive Recruitment.    We seek to obtain some of the most highly qualified executive talent in a highly competitive industry. While we seek to find executive talent from our succession planning pool, we also must seek to attract executive talent from other companies, including our competitors, who have proven records of skill and performance. To satisfy our goal of attracting highly qualified executive talent, the Compensation Committee strongly believes that the initial compensation package provided to an executive officer must be significant enough to cause such executive officer to leave his or her current employment in which he or she may have significant tenure and significant value tied to long-term incentive and other compensation arrangements, most of which would be forfeited upon joining us.

        Therefore, we have structured a variety of compensation arrangements and approved payments to recruit executive talent. Several of these compensation arrangements provided for the transfer of equivalent benefits that several of our executive officers enjoyed while they worked for Boeing. See the discussion accompanying the "Nonqualified Deferred Compensation" and "Pension Benefits" tables below. In other cases, the Compensation Committee has approved cash payments designed to compensate individual executive officers for compensation that they would forgo by leaving their current employers. The only such payment made to the Named Executive Officers in 2012 was a payment of $114,472 made to Mr. Coleal as a portion of the signing bonus payable to him under his employment agreement. Bonus payments of this type are listed under the "Bonus" column of the "Summary Compensation Table" below. The Compensation Committee believes that its decision to adopt those compensation arrangements and approve those payments was reasonable and necessary to achieve our overall goals and was consistent with our compensation philosophy.

        Perquisites and Personal Benefits.    Perquisites and other benefits represent a small part of the overall compensation package for our executive officers. In 2011, the Compensation Committee and the Board adopted a Perquisite Allowance Plan in order to control costs and to simplify administration. The Perquisite Allowance Plan provides our directors, chief executive officer and certain designated employees (collectively, the "participants") with certain benefits. The Board adopted the Perquisite Allowance Plan based on the belief that it would help our directors and executive officers be more productive and efficient, protect us and the individual directors, executive officers and designated employees from certain business risks and potential threats to the security of our confidential business information and assist them with customer and business partner relations.

        Beginning with fiscal year 2012, all individual perquisites for the participants were eliminated and replaced with an annual allowance of $25,000 for our chief executive officer and up to $13,000 for each other participant (as determined by us), including each of our other Named Executive Officers. Any portion of a participant's annual allowance that is not used by him or her by the end of the applicable calendar year lapses and does not carry over to the following calendar year. The Compensation Committee will periodically review competitive market data to ensure that the Perquisite Allowance Plan is reasonable and within market practice. Our chief executive officer administers the plan on behalf of the Board and the Compensation Committee, including designating participants and allowance amounts and ensuring that the use of perquisites is in compliance with the plan.

        The Perquisite Allowance Plan provides that, in the event of a change-in-control of the Company, each participant will receive a cash award equal to any remaining unused portion of his or her allowance for the year in which the change-in-control occurs, plus an amount equal to the participant's full allowance for the calendar year in which the change-in-control occurs, which is intended to enable the employee to transition to self-funding. The Perquisite Allowance Plan defines a change-in-control of the Company as defined in the LTIP (which is defined with respect to the LTIP in "Potential Payments Upon Termination or Change-in-Control—Change-in-Control").

        For 2010, 2011 and 2012, the primary perquisites and personal benefits were personal use of aircraft and related travel expenses incurred by our executives, their families and their invited guests for non-Company purposes (including travel to outside board meetings, which we believe serves a useful business purpose for the Company), Company-provided automobiles, our contributions to defined contribution plans and life insurance coverage, tax and financial planning services provided by us, luxury box tickets and country club memberships. We maintain certain country club memberships for the purpose of business entertainment which memberships, by club rules, are in our executive officers' names. When an executive officer uses a club membership exclusively for our business purposes, it is our policy not to attribute the cost of such membership to the executive officer as personal income. When an executive officer also uses a membership for personal reasons, we attribute the value of the membership to the executive officer as additional income. We authorized a club membership for Mr. Turner in each of 2010, 2011 and 2012, and we authorized a club membership for Mr. Anderson in each of 2010, 2011 and 2012. Neither Mr. Turner nor Mr. Anderson made personal use of his club membership in 2012.

        Retirement Plans.    We adopted a supplemental executive retirement plan (SERP) in connection with the Boeing Acquisition in order to attract certain employees from Boeing. The SERP provides deferred compensation benefits to those of our executive officers and certain other members of management that previously participated in Boeing's Supplemental Executive Retirement Plan for Employees of Boeing prior to the Boeing Acquisition. Also in connection with the Boeing Acquisition, we adopted the Pension Value Plan (PVP) for those former employees of Boeing who did not retire from Boeing by August 1, 2005. Both the SERP and the PVP are frozen plans, so no additional employees are becoming participants in the plans and no current participants are accruing any additional benefit. The PVP allowed the transfer of pension values from Boeing pension plans. The PVP is fully paid for by us, and our employees are vested after reaching five years of service. We list the benefit numbers for the Named Executive Officers in the "Pension Benefits" table below and the additional narrative following that table.

        We provide our executive officers, including our Named Executive Officers, benefits provided to all other salaried, non-union employees, including medical and dental insurance and tax-qualified defined contribution participation and matching (our 401(k) plan). These benefits are important for retaining our executive officers and enhancing their compensation through tax excluded or tax deferred vehicles. Our contributions to our 401(k) plan on behalf of the Named Executive Officers are described in the "All Other Compensation" column of the "Summary Compensation Table" below. This plan furthers our objectives of attracting and retaining well-qualified employees and executive officers and is consistent with our compensation philosophy.

        Stock Ownership Guidelines.    The Company maintains stock ownership guidelines for its named executive officers and other senior executive officers to further promote alignment of management and stockholder interests. The ownership requirements are based on a multiple of base salary tied to pay grade.

        The stock ownership guidelines establish the following target levels for Company stock ownership:

Officer Level	Target Level (Multiple of Annual Base Salary)
Chief Executive Officer	5x
Senior Vice Presidents	3x
Vice Presidents	1x

        Shares that satisfy the Stock Ownership Guidelines include:

  •
  Shares of the Company's Class A and Class B Common stock or restricted stock units (i) owned outright either individually by an officer or as co-owner with spouse, (ii) owned in the name of any of the officer's minor children, either outright or with the officer and/or spouse, or (iii) held in trust for the officer, the officer's spouse and/or minor children;

  •
  Shares of the Company's Class B Common stock granted under the EIP for which the officer has met the service requirements; and

  •
  Phantom shares held in the SERP.

        The guidelines require that the chief executive officer and other senior elected officers accumulate their required positions within five years of the adoption of the guidelines, or for new officers, within five years of being hired or promoted into the officer position. In addition, increases in an officer's target level resulting from salary increases or promotions are required to be achieved within five years of the event requiring the increase. We believe that five years provides a reasonable goal for executives to accumulate shares through earned incentive awards.

        During the five-year compliance period, the chief executive officer and other senior elected officers are expected to continuously accumulate qualifying equity until they meet the minimum stock ownership guideline. The Company will review on a quarterly basis the ownership position of the chief executive officer and each of the other senior elected officers who is required to adhere to these guidelines. In an effort to mitigate the impact of fluctuations in the Company's stock price on compliance with these guidelines, the Company's stock will be valued by using the rolling average share price over the previous four calendar quarters. The closing stock price on the last trading day of each calendar quarter over a one-year period will be used to calculate such average. If it is determined that an officer is not in compliance with these ownership guidelines, the Company may restrict the officer from liquidating any of his/her then-current holdings in Company stock, except for those shares which are sold to meet Company tax withholding requirements. The Company may modify or waive the requirements of the guidelines, at its discretion, if it determines that compliance would result in severe hardship for an officer.

Compensation in Connection with Termination of Employment and Change-In-Control

        Our view toward creating sustainable growth and long-term stockholder value has been deemed best served by encouraging the attraction and retention of high quality executive officers primarily through performance-based incentives without overemphasizing compensation at terminal events, such as termination or change-in-control. However, we do maintain several programs of broad application which are designed to provide compensation in connection with the termination of employment or a change-in-control of the Company. Specifically, our Perquisite Allowance Plan, Short-Term Incentive Plan and Long-Term Incentive Plan provide for certain compensation in connection with a change-in-control of the Company, and our Short-Term Incentive Plan also provides for certain compensation upon the retirement of certain qualified executive officers, each as discussed below under "Potential Payments Upon Termination or Change-in-Control—Change-in-Control."

        We recognize that an appropriate incentive in attracting talent is to provide reasonable protection against loss of income in the event the employment relationship terminates without fault of the employee. Thus, compensation practices in connection with termination of employment generally have been designed on a case-by-case basis as the Compensation Committee deems necessary to achieve our goal of attracting highly-qualified executive talent. We have provided for termination compensation through individual employment agreements in the form of salary and benefit continuation for a moderate period of time following involuntary termination of an executive officer's employment. We have also agreed to individual severance arrangements at the time of termination of employment, taking into account the specific facts and circumstances surrounding termination, including other compensation available at such time. We also consider the need to protect our business and confidential and proprietary information through non-competition, non-solicitation and similar agreements, and the desire to provide for effective transitions between departing executives and continuing or new management.

        To the extent our compensation arrangements provide for a payment or earning event in connection with a change-in-control, our intent generally has been to reward employees for the long-term performance that culminates in the change-in-control event and to provide that reward at a time of sufficient liquidity (when value also is being returned to stockholders). For example, we designed our EIP to encourage long-term performance by deferring the vesting of awards until the occurrence of a liquidity event (including a change-in-control), but even then only to the extent objective performance goals are obtained. Similarly, payment of value attributable to phantom stock investments under our SERP is deferred until a liquidity event occurs and is then made at the earliest time permitted in accordance with applicable income tax rules (generally the earlier of a separation from service or a qualifying change-in-control).

        In most cases, our arrangements providing for a payment or earning event in connection with a change-in-control do not require that the executive terminate employment in order to realize value (except to the extent applicable income tax rules require deferral of payment to termination of employment). We are of the view that our management and workforce add materially to the value of our business as a going concern, and that value may be impaired if employees are encouraged to leave in order to realize value. We have designed our compensation arrangements to strike a balance between encouraging retention and providing appropriate protection. The EIP, for example, which takes an employee's years of service with the Company into account in determining vesting upon a liquidity event, provides full service credit for employees that continued their employment through the date of a liquidity event (even if full credit had not yet been earned), thereby providing an incentive to remain employed through the date of the liquidity event (which might be a change-in-control). The EIP also provides an acceleration of credited service (to the extent not yet earned) in the event employment is involuntarily terminated (actually or constructively) following a change-in-control, thereby ensuring that an employee who is involuntarily terminated following a change-in-control is not adversely affected as to future liquidity events because the employee did not have a full opportunity to earn full service credit for vesting purposes.

        You can find additional information regarding our practices in providing compensation in connection with termination of employment and change-in-control under the heading "Potential Payments on Termination or Change-in-Control" below.

Accounting and Tax Treatment of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company's chief executive officer or any of a company's three other most highly compensated executive officers (other than its chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualifying performance-based" compensation (i.e., compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by stockholders).

        We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries, annual incentive awards and grants of restricted stock, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. Grants of stock and payments of incentive cash awards in fiscal year 2012 did not satisfy the Internal Revenue Service requirements for "qualifying performance-based" compensation.

        We have adopted FASB's authoritative guidance on stock-based compensation accounting, which generally requires companies to measure the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value and to recognize this cost over the requisite service period or immediately if there is no service and there are no other vesting requirements. The notes to our consolidated financial statements, included in our Annual Report on Form 10-K for fiscal year 2012 filed with the SEC, contain further information concerning our policies with respect to FASB's authoritative guidance on stock-based compensation accounting.

Consideration of Advisory Stockholder Vote on Executive Compensation

        We believe that it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program. At our 2011 Annual Meeting of Stockholders, we held our first non-binding, advisory stockholder vote on executive compensation under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In 2011, the advisory vote on executive compensation (the Say-On-Pay vote) received greater than 93% support from the votes of our stockholders present, in person or by proxy, and entitled to vote on the matter. As an advisory vote, the results of this stockholder vote are not binding upon us; however, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote and considered the outcome of this vote when it made compensation decisions for the Named Executive Officers. The Compensation Committee considered the 93% stockholder vote supporting our executive compensation, and accordingly decided not to make significant changes to the executive compensation that received the strong support of our stockholders.

        In addition, at our 2011 Annual Meeting of Stockholders, our stockholders approved holding the advisory vote every three years (the Say-When-On-Pay vote), which we believe will allow for a meaningful evaluation period of performance against our compensation practices. In accordance with the advisory vote of our stockholders at the 2011 Annual Meeting of Stockholders, and as determined by the Compensation Committee and the Board, we will include an advisory vote on executive compensation in our proxy statement every three years until the next required stockholder advisory Say-When-On-Pay vote. The Company's next Say-On-Pay stockholder advisory vote will be at our 2014 Annual Meeting of Stockholders.

Post-Fiscal Year Events

        On March 19, 2013, the Company announced that, effective April 6, 2013, Larry A. Lawson will become the new President and Chief Executive Officer of the Company and Spirit, replacing Jeffrey L. Turner, who will resign as President and Chief Executive Officer and retire. The Company has entered into an employment agreement with Mr. Lawson, which will become effective at the start of his employment on April 6, 2013. Mr. Lawson's compensation package is comprised of the various components that we have historically used to compensate our executive officers and is in accordance with our pay-at-risk philosophy. However, the Board and Compensation Committee recognize that, to satisfy our goal of attracting highly qualified executive talent, the initial compensation package provided to a new executive must be significant enough to cause such executive officer to leave his or her current employment in which he or she may have significant tenure and significant value tied to long-term incentive and other compensation arrangements, most of which would be forfeited upon joining us. These factors were considered in the determination of Mr. Lawson's compensation package.

 Compensation Committee Report

        The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section in this Proxy Statement with our management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2013 Annual Meeting of Stockholders and also be incorporated by reference in our Annual Report on Form 10-K for the fiscal year 2012.

  Compensation Committee
  Paul Fulchino, Chairman
  Richard Gephardt
  Robert Johnson
  Tawfiq Popatia

Summary Compensation Table

        The following table summarizes compensation information for the fiscal year ended December 31, 2012, for (i) Mr. Turner, our chief executive officer, (ii) Mr. Anderson, our chief financial officer, and (iii) our other three Named Executive Officers. The following table also summarizes compensation information for the fiscal years ended December 31, 2010 and 2011, for those of the foregoing officers who were listed as Named Executive Officers in our Proxy Statements for our 2011 and 2012 Annual Meetings of Stockholders.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(13)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(14)		Change in Pension Value and Nonqualified Compensation Deferred Earnings ($)		All Other Compensation ($)		Total ($)
Jeffrey L. Turner,	2012	743,075	(5)	100,000	(10)	3,439,598	—	186,571	(5)	109,803	(15)	50,032	(16)	4,629,079
President & CEO	2011	558,456	(5)	—		3,120,429	—	370,310	(5)	117,322	(15)	39,049	(17)	4,205,566
	2010	317,990	(5)	300,000	(10)	2,370,613	—	616,706	(5)	114,409	(15)	33,223	(18)	3,752,941
Philip D. Anderson,	2012	373,077	(6)	50,000	(10)	874,591	—	56,443	(6)	—		17,051	(19)	1,371,162
SVP & CFO(1)	2011	248,620	(6)	40,000	(10)	557,175	—	76,792	(6)	—		16,535	(20)	939,122
	2010	209,624	(6)	185,000	(11)	365,517	—	126,388	(6)	—		15,363	(21)	901,892
David M. Coleal,	2012	381,160	(7)	239,472	(12)	537,756	—	41,343	(7)	—		49,892	(22)	1,247,427
SVP/General Manager,
Fuselage Segment(2)
Michael G. King,	2012	367,309	(8)	40,000	(10)	595,072	—	55,680	(8)	112,170	(15)	44,114	(23)	1,214,345
SVP & COO(3)	2011	251,302	(8)	70,000	(10)	525,136	—	77,290	(8)	96,803	(15)	31,701	(24)	1,052,232
John A. Pilla,	2012	286,923	(9)	100,000	(10)	596,719	—	43,451	(9)	109,012	(15)	31,684	(25)	1,165,779
SVP/General Manager;
Propulsion and Wing
Segments; Aftermarket
Customer Support(4)

(1)
Mr. Anderson assumed the role of interim Chief Financial Officer, effective October 3, 2009, and was appointed Senior Vice President and full time Chief Financial Officer of the Company, effective February 12, 2010.

(2)
Mr. Coleal was not a Named Executive Officer in the fiscal years ended December 31, 2010 and 2011.

(3)
Mr. King was not a Named Executive Officer in the fiscal year ended December 31, 2010.

(4)
Mr. Pilla was not a Named Executive Officer in the fiscal years ended December 31, 2010 and 2011.

(5)
Effective as of (a) May 4, 2012, Mr. Turner's annual base salary increased from $700,000 to $770,000, (b) September 1, 2011, Mr. Turner's annual base salary increased from $500,000 to $700,000, and (c) September 24, 2010, Mr. Turner's annual base salary increased from $263,400 to $500,000. Accordingly, Mr. Turner's annual salaries for 2012, 2011 and 2010 and cash compensation earned under the STIP for 2012, 2011 and 2010 performance were prorated based on the portions of the year for which his new compensation arrangements applied.

(6)
Effective as of (a) May 4, 2012, Mr. Anderson's annual base salary increased from $330,000 to $400,000, (b) September 1, 2011, Mr. Anderson's annual base salary increased from $215,000 to $330,000 and (c) February 12, 2010, Mr. Anderson's annual base salary increased from $180,000 to $215,000. Accordingly, Mr. Anderson's annual salaries for 2012, 2011 and 2010 and cash compensation earned under the STIP for 2012, 2011 and 2010 performance were prorated based on the portions of the year for which his new compensation arrangements applied.

(7)
Effective as of May 4, 2012, Mr. Coleal's annual base salary increased from $375,000 to $385,000. Accordingly, Mr. Coleal's annual salary for 2012 and cash compensation earned under the STIP for 2012 performance were prorated based on the portion of the year for which his new compensation arrangement applied.

(8)
Effective as of (a) May 4, 2012, Mr. King's annual base salary increased from $315,000 to $400,000, and (b) September 1, 2011, Mr. King's annual base salary increased from $225,000 to $315,000. Accordingly, Mr. King's annual salaries for 2012 and 2011 and cash compensation earned under the STIP for 2012 and 2011 performance were prorated based on the portion of the year for which his new compensation arrangements applied.

(9)
Effective as of May 4, 2012, Mr. Pilla's annual base salary increased from $250,000 to $310,000. Accordingly, Mr. Pilla's annual salary for 2012 and cash compensation earned under the STIP for 2012 performance were prorated based on the portion of the year for which his new compensation arrangement applied.

(10)
Represents a discretionary cash bonus paid to the respective executive officer.

(11)
Represents (i) a discretionary bonus in the amount of $150,000 and (ii) one-time signing bonus in the amount of $35,000.

(12)
Represents (i) a discretionary bonus in the amount of $125,000 and (ii) $114,472 as a portion of the signing bonus payable under Mr. Coleal's employment agreement.

(13)
Represents the dollar amount computed based on the individual award grant date fair values reported in the applicable year's Grants of Plan-Based Awards Table in accordance with FASB's authoritative guidance on stock-based compensation accounting. Additional information concerning the Company's accounting for stock awards may be found in Note 18 to the Company's consolidated financial statements in our Annual Report on Form 10-K for 2012.

(14)
Represents cash compensation earned by each Named Executive Officer under the STIP for the respective fiscal years.

(15)
Represents the aggregate change in the actuarial present value of the respective executive officer's interest under the Company's Pension Value Plan. There were no above-market earnings on the respective executive officer's interest under the Company's Deferred Compensation Plan.

(16)
Includes (a) personal airplane usage (including for use associated with attendance at outside board meetings), (b) dependent travel and travel-related expenses, (c) personal use of corporate skybox, (d) $32,349 for Company contributions to defined contribution plans, and (e) $3,861 for Company contributions toward life insurance coverage. We note that, although use of the corporate airplane for attendance of outside board meetings is reported as a perquisite and included in All Other Compensation, we view our executives' service on outside boards as serving a useful business purpose for the Company.

(17)
Includes (a) personal airplane usage (including for use associated with attendance at outside board meetings), (b) personal use of corporate skybox, (c) $31,975 for Company contributions to defined contribution plans, and (d) $3,188 for Company contributions toward life insurance coverage.

(18)
Includes (a) $31,976 for Company contributions to defined contribution plans, and (b) $1,247 for Company contributions toward life insurance coverage.

(19)
Includes (a) $16,479 for Company contributions to defined contribution plans and (b) $572 for Company contributions toward life insurance coverage.

(20)
Includes (a) $16,050 for Company contributions to defined contribution plans, (b) $365 for Company contributions toward life insurance coverage and (c) personal use of country club membership paid for by the Company.

(21)
Includes (a) $15,075 for Company contributions to defined contribution plans, and (b) $288 for Company contributions toward life insurance coverage.

(22)
Includes (a) dependent travel, (b) tax and financial professional services, (c) vehicle lease payments, (d) professional organizational dues, (e) $11,270 for Company contributions to defined contribution plans, (f) $25,025 for Company contributions to non-qualified deferred compensation plan and (g) $597 for Company contributions toward life insurance coverage.

(23)
Includes (a) dependent travel and travel-related expenses, (b) country club membership dues, (c) tax and legal professional services, (d) $29,840 for Company contributions to defined contribution plans, and (e) $1,573 for Company contributions toward life insurance coverage.

(24)
Includes (a) dependent travel, (b) $29,590 for Company contributions to defined contribution plans, and (c) $848 for Company contributions toward life insurance coverage.

(25)
Includes (a) $31,051 for Company contributions to defined contribution plans, and (b) $633 for Company contributions toward life insurance coverage.

 Grants of Plan-Based Awards for Fiscal Year 2012

        The following table presents information regarding grants of plan-based awards to our Named Executive Officers during the fiscal year ended December 31, 2012.

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards Number of Securities Underlying Option (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Jeffrey L. Turner,	2/23/2012	—	—	—	183,322	733,288	1,466,575	—		—	—	359,575
President & CEO	N/A	186,571	746,284	1,492,568	—	—	—	—		—	—	N/A
	5/8/2012	—	—	—	—	—	—	124,546	(3)	—	—	3,080,023
Philip D. Anderson,	2/23/2012	—	—	—	38,016	152,063	304,126	—		—	—	74,575
SVP, CFO	N/A	56,443	225,770	451,541	—	—	—	—		—	—	N/A
	5/8/2012	—	—	—	—	—	—	32,350	(3)	—	—	800,016
David M. Coleal,	2/23/2012	—	—	—	37,500	150,000	300,000	—		—	—	75,750
SVP/General Manager,	N/A	41,343	165,373	330,746	—	—	—	—		—	—	N/A
Fuselage Segment	5/8/2012	—	—	—	—	—	—	18,682	(3)	—	—	462,006
Michael G. King,	2/23/2012	—	—	—	38,262	153,049	306,099	—		—	—	75,050
SVP & COO	N/A	55,680	222,721	445,443	—	—	—	—		—	—	N/A
	5/8/2012	—	—	—	—	—	—	21,028	(3)	—	—	520,022
John A. Pilla,	2/23/2012	—	—	—	34,504	138,016	276,033	—		—	—	69,698
SVP/General Manager;	N/A	43,451	173,803	347,607	—	—	—			—	—	N/A
Propulsion and Wing	5/8/2012	—	—	—	—	—	—	21,311	(3)	—	—	527,021
Segments; Aftermarket
Customer Support

(1)
2012 STIP cash awards, paid in February 2013, were granted and earned in 2012. The actual cash awards for the Named Executive Officers for 2012 are reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."

(2)
The STIP restricted stock awards are denominated in dollars and then converted and paid in shares of Class A Common stock. Mr. Turner was granted 15,140 shares, Mr. Anderson was granted 3,140 shares, Mr. Coleal was granted 3,097 shares, Mr. King was granted 3,160 shares and Mr. Pilla was granted 2,850 shares under the STIP in February 2012 for 2011 performance.

(3)
The LTIP restricted stock awards will vest annually at a rate of 33% beginning May 8, 2014 if such Named Executive Officer remains employed by the Company or any of its subsidiaries on each annual vesting date.

(4)
Represents the grant date fair value of each equity award computed in accordance with FASB's authoritative guidance on stock-based compensation accounting and includes amounts from awards granted in 2012. Additional information concerning the Company's accounting for stock awards may be found in Note 18 to the Company's consolidated financial statements in our Annual Report on Form 10-K for 2012.

Outstanding Equity Awards at End of Fiscal Year 2012

        The following table presents information concerning the number and value of unvested restricted stock grants to our Named Executive Officers under our LTIP, STIP and EIP plans outstanding as of December 31, 2012. We have not granted any options or option-like awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey L. Turner,	—	—	—	—	—	554,535	(1)	9,410,459	—	—
President & CEO
Philip D. Anderson,	—	—	—	—	—	67,805	(2)	1,150,651	—	—
SVP, CFO
David M. Coleal,	—	—	—	—	—	45,476	(3)	771,728	—	—
SVP/General Manager, Fuselage Segment
Michael G. King,	—	—	—	—	—	84,840	(4)	1,439,735	—	—
SVP & COO
John A. Pilla,	—	—	—	—	—	79,485	(5)	1,348,860	—	—
SVP/General Manager; Propulsion and Wing Segments; Aftermarket Customer Support

(1)
(i) 163,897 restricted Class B shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in "Compensation Discussion & Analysis" under "Executive Incentive Plan (EIP)", (ii) (a) 71,655 restricted Class A shares granted under the LTIP will vest on May 5, 2013, (b) 73,184 restricted Class A shares granted under the LTIP will vest annually at a rate of 50% beginning on May 4, 2013, (c) 106,113 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 10, 2013 and (d) 124,546 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 8, 2014, in each case, if Mr. Turner remains employed by the Company or any of its subsidiaries on each annual vesting date, and (iii) 15,140 restricted Class A shares granted under the STIP vested on February 24, 2013.

(2)
(i) (a) 2,779 restricted Class A shares granted under the LTIP will vest on May 5, 2013, (b) 11,284 restricted Class A shares granted under the LTIP will vest annually at a rate of 50% beginning on May 4, 2013, (c) 18,252 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 10, 2013 and (d) 32,350 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 8, 2014, in each case, if Mr. Anderson continues to be employed by the Company or any of its subsidiaries on each such vesting date, and (ii) 3,140 restricted Class A shares granted under the STIP vested on February 24, 2013.

(3)
(i) (a) 23,697 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 10, 2013 and (b) 18,682 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 8, 2014, in each case, if Mr. Coleal continues to be employed by the Company or any of its subsidiaries on each such vesting date, and (ii) 3,097 restricted Class A shares granted under the STIP vested on February 24, 2013.

(4)
(i) 21,652 restricted Class B shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in "Compensation Discussion & Analysis" under "Executive Incentive Plan (EIP)", (ii) (a) 10,956 restricted Class A shares granted under the LTIP will vest on May 5, 2013, (b) 11,808 restricted Class A shares granted under the LTIP will vest annually at a rate of 50% beginning on May 4, 2013, (c) 16,236 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 10, 2013 and (d) 21,028 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 8, 2014, in each case, if Mr. King continues to be employed by the Company or any of its subsidiaries on each such vesting date, and (iii) 3,160 restricted Class A shares granted under the STIP vested on February 24, 2013.

(5)
(i) 16,947 restricted Class B shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in "Compensation Discussion & Analysis" under "Executive Incentive Plan (EIP)", (ii) (a) 10,956 restricted Class A shares granted under the LTIP will vest on May 5, 2013, (b) 11,546 restricted Class A shares granted under the LTIP will vest annually at a rate of 50% beginning on May 4, 2013, (c) 15,875 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 10, 2013 and

  (d) 21,311 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 8, 2014, in each case, if Mr. Pilla continues to be employed by the Company or any of its subsidiaries on each such vesting date, and (iii) 2,850 restricted Class A shares granted under the STIP vested on February 24, 2013.

(6)
Market value calculated by multiplying the number of shares by $16.97, the closing price per share of our Class A Common stock on the last trading day of our fiscal year 2012. Upon vesting, shares of Class B Common stock are convertible into shares of Class A Common stock on a one-for-one basis.

Option Exercises and Stock Vested for Fiscal Year 2012

        The following table presents information concerning the vesting of restricted stock for our Named Executive Officers during the fiscal year ended December 31, 2012. We have not granted any options or option-like awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(5) ($)
Jeffrey L. Turner, President & CEO	—	—	132,769	(1)	3,287,921
Philip D. Anderson, SVP, CFO	—	—	14,488	(2)	356,293
David M. Coleal, SVP/General Manager, Fuselage Segment	—	—	—		—
Michael G. King, SVP & COO	—	—	22,498	(3)	555,575
John A. Pilla, SVP/General Manager; Propulsion and Wing Segments; Aftermarket Customer Support	—	—	22,241	(4)	549,294

(1)
Represents 24,522 Class A shares of restricted Common stock awarded by us under the STIP and 108,247 Class A shares of restricted Common stock awarded by us under the LTIP.

(2)
Represents 5,026 Class A shares of restricted Common stock awarded by us under the STIP and 9,462 Class A shares of restricted Common stock awarded by us under the LTIP.

(3)
Represents 5,637 Class A shares of restricted Common stock awarded by us under the STIP and 16,861 Class A shares of restricted Common stock awarded by us under the LTIP.

(4)
Represents 5,511 Class A shares of restricted Common stock awarded by us under the STIP and 16,730 Class A shares of restricted Common stock awarded by us under the LTIP.

(5)
Class A shares of restricted Common stock awarded by us under the STIP vested on February 24, 2012 at $23.90, the closing price of our Class A Common stock on such date. Class A shares of restricted Common stock awarded by us under the LTIP vested on May 5, 2012. The closing price of our Class A Common stock on May 7, 2012, the first market trading day after the vesting date, which was a Saturday, was $24.96.

 Pension Benefits

        The following table presents information concerning benefits received under the Company's Pension Value Plan by the Named Executive Officers during the fiscal year ended December 31, 2012.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payment During Last Fiscal Year ($)
Jeffrey L. Turner, President & CEO	Pension Value Plan	29.6715	(1)	1,236,765	0
Philip D. Anderson, SVP, CFO	—	—		—	—
David M. Coleal, SVP/General Manager, Fuselage Segment	—
Michael G. King, SVP & COO	—	24.7405	(1)	679,129	—
John A. Pilla, SVP/General Manager; Propulsion and Wing Segments; Aftermarket Customer Support	—	24.0875	(1)	576,006	—

(1)
As reported by Boeing under a Boeing Prior Plan (as defined below), and includes service with Boeing. See narrative below.

        Effective June 17, 2005, pension assets and liabilities were spun-off from three of Boeing's qualified plans (each, a "Prior Plan") into four Spirit qualified plans for each Spirit employee who did not retire from Boeing by August 1, 2005. Each Prior Plan was frozen as of June 16, 2005, for future service credits and pay increases. Effective December 31, 2005, all four qualified plans were merged together into the Spirit AeroSystems Holdings, Inc. Pension Value Plan ("PVP").

        Three of our Named Executive Officers, Messrs. Turner, King and Pilla, are participants in the PVP. Our other two Named Executive Officers were not employees of Boeing who joined the Company at the time of the Boeing Acquisition. Benefits under the PVP applicable to Mr. Turner, Mr. King and Mr. Pilla are based upon a Prior Plan benefit plus a Cash Balance benefit. An actuarial determination of the Prior Plan benefit was completed by Boeing based on service and final average pay through December 31, 1998, and indexed for changes in base pay through June 16, 2005. The Prior Plan amounts are payable as a life annuity beginning at normal retirement (age 65), with the full benefit payable upon retirement on or after age 60. Under the Cash Balance benefit formula, employees received Benefit Credits based on their age at the end of each plan year through June 16, 2005. The annual Benefit Credit was a specified percentage of eligible pay, ranging from 3% at ages younger than 30 to 11% upon reaching age 50. Eligible pay included base pay and executive incentive pay, limited to Code Section 401(a)(17) limits. The Benefit Credits ceased upon freezing of the Prior Plan; however, employees continue to receive Interest Credits each year. The Interest Credits for each year are based on the 30-year Treasury Rate as of November of the prior year, with a minimum of 5.25% and maximum of 10%. The Cash Balance account is converted to a life annuity upon an active employee's retirement using a factor of 11.

        The PVP is fully paid for by the Company and employees are vested after reaching three years of service. Vesting service continues to accumulate after June 16, 2005, for continued employment. Mr. Turner, Mr. King and Mr. Pilla are each fully vested in their benefits.

        The normal retirement age under the PVP is 65. There are various early retirement ages allowed under the plan for the various benefits provided to employees. Messrs. Turner and King are currently entitled to early retirement benefits. A portion of the Prior Plan benefit is reduced by 2% for each year that benefits commence prior to age 60. Mr. Turner is currently 61 years of age. Projected annual benefits payable upon retirement on December 31, 2012 are $82,813 for Mr. Turner. Mr. Turner has announced his resignation from the positions of President and Chief Executive Officer effective April 6,

2013, and his retirement from the Company effective June 30, 2013; however, if he were to retire at age 65, the annual benefit amount would be $86,776. Mr. King is currently 57 years of age. Projected annual benefits payable upon retirement at age 60 are $49,144 for Mr. King. If he retires at age 65, the annual benefit amount is $54,049. Mr. Pilla is currently 53 years of age. Projected annual benefits payable upon retirement at age 60 are $47,154 for Mr. Pilla. If he retires at age 65, the annual benefit amount is $51,633.

        For purposes of the calculations shown in the "Pension Benefits" table, we assume that the Named Executive Officer elects a single life annuity form of payment. The present value determination is based on the RP2000 Sex Distinct Mortality Table projected to 2018 with white collar adjustment and a 4.01% discount rate. The Interest Crediting Rate used in the calculations is 5.25% for each future year. The present values were calculated assuming the Named Executive Officer retires and commences receipt of benefits at age 60, or December 31, 2012, if later.

        We also maintain the SERP, which provides supplemental, nonqualified retirement benefits to executives who (1) had their benefits transferred from a Boeing nonqualified plan to the SERP and (2) did not elect to convert their SERP benefit into phantom shares as of June 17, 2005. Benefits under this plan were also frozen as of the date of the Boeing Acquisition. There are no SERP annuity benefits presently payable to the Named Executive Officers.

Other Retirement Benefits

        We sponsor the Spirit AeroSystems Holdings, Inc. Retirement & Savings Plan ("RSP"), a qualified plan covering certain eligible employees. Under the RSP, we make a matching contribution of 75% of the employee's contributions to a maximum 6% of compensation match based on employee contributions of 8% of compensation. Compensation for this plan is base pay, subject to compensation limits prescribed by the IRS. The matching contributions are immediately 100% vested.

        Non-matching contributions, based on an employee's age and vesting service, are made at the end of each calendar year for certain employee groups. Each Named Executive Officer is eligible for these contributions for each year that he (1) is employed by us as of December 31 and (2) receives a year of vesting service. If age plus vesting service totals less than 60, employees receive 1.5% of base salary as a non-matching Company contribution; if age plus vesting service totals at least 60 but less than 80, employees receive 3% of base salary; and if age plus vesting service totals at least 80, employees receive a 4.5% of base salary contribution. These contributions are 25% vested at two years, 50% vested at three years, 75% vested at four years, and 100% vested at five years of vesting service, which includes prior service with Boeing.

        In addition, we contribute amounts for certain employees eligible for transition contributions. In general, employees who became our employees on June 17, 2005, did not retire from Boeing, and had at least five years of vesting service as of that date are eligible for such transition contributions. Messrs Turner, King and Pilla are our only Named Executive Officers entitled to such transition contributions. Transition contributions are paid at the end of each calendar year for a number of years equal to the employee's vesting service as of June 17, 2005, up to a maximum of 15 years. For vesting service from 5-9 years, such transition contribution is 1.5% of base salary per year; for 10-14 years, it is 2.5% of base salary per year; and for at least 15 years, it is 3.5% of base salary per year. These contributions become vested after three years of vesting service with us or upon reaching age 60, if earlier.

        RSP matching contributions, non-matching contributions, and Transition Contributions are included in the "Summary Compensation Table" above as a component of "All Other Compensation" for the eligible Named Executive Officer.

        We make post-retirement medical and dental coverage available to all employees who retire from the Company at age 55 or later, provided they have at least 10 years of service and participated in our medical and dental plans prior to retirement. Employees pay the full cost of coverage for this benefit—we do not pay any subsidy. For employees previously employed by Boeing whom we hired as of June 17, 2005, we provide subsidized post-retirement medical coverage upon early retirement after attaining age 62 with 10 years of service. Subject to paying the same employee premiums as an active employee, early retirees may maintain their medical coverage until attainment of age 65 or Medicare eligibility due to disability prior to age 65. The subsidized medical coverage will be available to Messrs. Turner, King and Pilla, provided they retire from the Company at or after age 62.

Nonqualified Deferred Compensation

        The following table presents information concerning each of our defined contribution or other plans that provides for the deferral of compensation of our Named Executive Officers on a basis that is not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey L. Turner, President & CEO	—	—	4,362	0	127,229
Philip D. Anderson, SVP, CFO	—	—	—	—	—
David M. Coleal, SVP/General Manager, Fuselage Segment	—	—	865	0	50,265
Michael G. King, SVP & COO	—	—	—	—	—
John A. Pilla, SVP/General Manager; Propulsion and Wing Segments; Aftermarket Customer Support	—	—	1,865	0	54,391

        We also sponsor the Spirit AeroSystems Holdings Deferred Compensation Plan ("DCP"). This nonqualified plan allows eligible employees to defer receipt of a portion of their base salary or short-term incentive compensation. In addition, the DCP allows for discretionary contributions by the Company into a separate account in the DCP. Deferred amounts and amounts which we contribute to our employees' accounts in the DCP are credited with a rate of return equal to 120% of the applicable federal long-term rate for October of the prior fiscal year. For 2012, the interest crediting rate was 3.55%. Accumulated amounts are payable to the participant in either a lump sum or installments upon separation from employment with the Company, or at the end of the deferral period selected by the participant upon enrollment in the DCP.

        Contributions to the DCP labeled as "Registrant Contributions" (if any) are included as part of "All Other Compensation" in the "Summary Compensation Table". There were no "above-market" earnings (defined by SEC rule as that portion of interest that exceeds 120% of the applicable federal long-term rate) under the plan during fiscal year 2012, as we used 120% of the applicable federal long-term rate to determine the amounts to be contributed.

Potential Payments Upon Termination or Change-in-Control

Termination of Employment

        Spirit maintains employment agreements with the Named Executive Officers, except for Messrs. King and Pilla, pursuant to which certain payments may be made, or benefits provided, in the event the executive's employment is terminated. In addition, upon termination of employment, amounts may become payable to the Named Executive Officers pursuant to the SERP and/or the DCP.

        As previously disclosed, Mr. Turner has announced that he will resign from his positions as President and Chief Executive Officer of the Company and Spirit effective April 6, 2013, and he will retire effective June 30, 2013. The following discussion should be read in light of those facts.

Employment Agreements

        Employment agreements entered into by Spirit with Messrs. Turner and Coleal provide for varying types and amounts of payments and additional benefits upon termination of employment, depending on the circumstances of the termination.

  •
  Voluntary Termination by the Executive.  In the event of voluntary termination by Mr. Turner, payment of the bonus that otherwise would have been payable pursuant to the STIP will be made (pro-rated for a partial year). Salary and benefits are continued only through the date of termination.

  •
  Involuntary Termination by Spirit for Cause.  In the event of involuntary termination by Spirit for cause, no amounts are payable by reason of termination, other than salary and benefits payable through the date of termination. Generally, each of the Named Executive Officers' employment agreements defines termination for "cause" to mean (1) the executive committing a material breach of his employment agreement or acts involving moral turpitude, including fraud, dishonesty, disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a material breach of his duty of loyalty to Spirit; (2) the executive willfully or continuously refusing to or willfully failing to perform the material duties reasonably assigned to him by the Board or the Company, as applicable, that are consistent with the provisions of his employment agreement where the refusal or failure does not result from a disability (as discussed below); or (3) the inability of the executive to obtain and maintain appropriate United States security clearances. Mr. Turner's employment agreement states that his termination is not deemed to be for cause unless and until there shall have been delivered to the executive a copy of a resolution to that effect, duly adopted by the Board.

  •
  Expiration of Employment Agreement or Involuntary Termination by Spirit without Cause.  In the event Mr. Turner's employment terminates due to expiration of his employment agreement or involuntary termination by Spirit without cause, base salary generally will be continued for 24 months. Mr. Turner's employment agreement is currently scheduled to expire on June 16, 2014, subject to annual automatic one-year extensions effective on the date that is one year before the then scheduled expiration date. In addition, Mr. Turner will receive a bonus payment pursuant to the STIP equal to the full amount of the bonus that otherwise would have been payable under the STIP (if any) for the year of termination, and a bonus payment pursuant to the STIP for each subsequent year (pro rated for any partial year) during which salary continuation payments are made (with such payments determined on the assumption that target performance is achieved for such years). Mr. Turner will continue to receive medical and dental benefits during the period that salary continuation payments are made (subject to early termination in the event of new employment), with premiums paid by Spirit in the same proportion that premiums are paid on similar coverage for other executive officers.

    Generally, any termination of any of the employment agreements with the Named Executive Officers by Spirit other than for cause, death, disability, or expiration of the employment period without renewal constitutes a termination without cause.

    None of the Named Executive Officers' employment agreements attempt to define circumstances constituting constructive termination by Spirit. However, each of the Named Executive Officers' employment agreements are governed by Kansas law, which recognizes the concept that a resignation by the employee may constitute a constructive termination by the employer under certain circumstances.

    For purposes of the DCP, a termination for cause means a separation from service involving (i) gross negligence or willful misconduct in the exercise of the executive's responsibilities; (ii) breach of fiduciary duty with respect to Spirit; (iii) material breach of any provision of an employment contract; (iv) the commission of a felony crime or crime involving moral turpitude; (v) theft, fraud, misappropriation or embezzlement (or suspicion of the same); (vi) willful violation of any federal, state or local law (except traffic violations and other similar matters not involving moral turpitude); or (vii) refusal to obey any resolution or direction of the executive's supervisor or the Board. The Compensation Committee determines, in its sole discretion, whether an executive has incurred a separation from service that is a termination for cause under the DCP.

  •
  Disability.  In the event Mr. Turner's employment terminates due to disability, base salary, medical benefits, and life insurance benefits generally are continued until age 65. For this purpose, disability means the inability to render the services required under the employment agreement for a period of 180 days during any 12-month period.

  •
  Death.  In the event Mr. Turner's employment terminates due to death, base salary will be continued for the remaining term of the agreement. In addition, a bonus payment will be made to Mr. Turner's estate pursuant to the STIP equal to the full amount of the bonus that otherwise would have been payable under the STIP (if any) for the year of termination, and a bonus payment for one subsequent year will be made pursuant to the STIP (with such payment determined on the assumption that target performance is achieved for such year).

        The continued receipt of payments and benefits by Mr. Turner upon termination of employment due to expiration of his employment agreement or involuntary termination without cause is conditioned upon satisfaction, for a period of 24 months after termination of employment, of a covenant not to compete and a covenant not to solicit customers or employees of Spirit.

        Spirit's employment agreement with Mr. Coleal provides that, upon termination of Mr. Coleal's employment by Spirit without cause within two years after the effective date of his agreement, Mr. Coleal would be entitled to additional compensation and benefits of six months' base salary and six months' coverage of COBRA medical and dental benefits. As Mr. Coleal entered into his employment agreement on July 14, 2011, such additional compensation and benefits would be payable to Mr. Coleal in the event of termination without cause by Spirit prior to July 14, 2013.

        Neither the Company nor Spirit has an employment agreement with Mr. King or Mr. Pilla. Accordingly, upon termination of their employment, salary and benefits continue only through the date of termination, except as provided under the STIP, as described below.

Supplemental Executive Retirement Plan

        Pursuant to the SERP, Mr. Turner holds 228,675 phantom stock units. Upon a "Change-in-Control" following a "Liquidity Event" (as defined in the SERP), Mr. Turner is entitled to receive payment with respect to each of those phantom stock units in an amount equal to (i) the market value of one share of Class B Common stock in the Company (determined as of the business day immediately preceding the date of payment), plus (ii) the amount of all dividends (other than stock dividends), if any, actually paid on one share of Class B Common stock in the Company during the period from June 16, 2005 through the date payment is made. A "Change-in-Control" under the SERP is a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding Onex), acquires (i) more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of the Company's equity interests), or (ii) all or substantially all of the assets of the Company or Spirit and all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company. A "Liquidity Event" under the SERP includes the initial public offering consummated by the Company on November 27, 2006. Thus, Mr. Turner will be entitled to payment under the SERP with respect to his phantom stock units upon any future "Change-in-Control." Payment under the SERP will be made in a single lump sum in cash or stock as soon as administratively practicable following the change-in-control.

Deferred Compensation Plan

        Pursuant to the DCP, the Named Executive Officers participating in the DCP are entitled to receive payment of amounts credited to their deferred compensation accounts under the DCP upon a separation from service with Spirit and its affiliates. Amounts are payable in a lump sum or in up to 15 annual installment payments, as elected by each participant (subject to the terms and conditions set forth in the DCP).

        Payment to a participant of any employer matching or discretionary contributions made under the DCP is subject to satisfaction by the participant of noncompetition and nonsolicitation requirements during the term of the participant's employment and for so long as the participant receives payments under the DCP and confidentiality requirements. In addition, the participant must not have been terminated for cause.

Short-Term Incentive Plan

        Pursuant to the STIP, a "Qualifying Retirement" by a STIP participant will entitle the participant to (i) receive a prorated STIP award (based on the portion of the year in which services were performed), paid in cash, based on the full-year STIP performance metrics actually achieved for such year and (ii) acceleration in full of the vesting requirement of any outstanding unvested STIP shares previously granted to such participant. The amounts to be received by Mr. Turner pursuant to the STIP in the event of a voluntary retirement is set forth on the summary table below relating to termination of Mr. Turner's employment, under the heading "Voluntary Termination."

Summary Tables and Information

        The following summarizes the amounts potentially payable upon termination of employment for Messrs. Turner, Coleal and King, assuming termination occurred on December 31, 2012. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (i.e., the single sum does not reflect any discount). Messrs. Anderson and Pilla would not be entitled to any payments upon termination other than salary and benefits through the date of termination.

Jeffrey L. Turner

	Voluntary Termination		Termination for Cause	Termination Upon Expiration of Employment Agreement		Involuntary Termination Without Cause		Termination Due to Disability		Termination Due to Death
Salary Continuation	—		—	$1,540,000	(4)	$1,540,000	(4)	$2,695,000	(7)	$1,122,917	(10)
Future STIP Award	$630,068	(3)	—	$3,453,142	(5)	$3,453,142	(5)	—		$1,913,142	(11)
Medical/Dental Insurance	—		—	$38,064	(6)	$38,064	(6)	$70,980	(8)	—
Life Insurance	—		—	—		—		$3,192	(9)	—
SERP (Phantom Stock)(1)	$3,880,615		$3,880,615	$3,880,615		$3,880,615		$3,880,615		$3,880,615
DCP—Employee(2)	$127,229		$127,229	$127,229		$127,229		$127,229		$127,229

(1)
228,675 phantom stock units multiplied by $16.97 (the NYSE closing price for our Class A Common stock on the last trading day of our fiscal year 2012).

(2)
Account balance as of December 31, 2012.

(3)
Includes (i) a cash payment in the amount of $373,142 representing the 2012 STIP award and (ii) accelerated vesting of 15,140 shares, multiplied by $16.97 (the closing price for our Class A Common stock on December 31, 2012, the last trading day of our fiscal year 2012) for a value of $256,926.

(4)
Annual base salary of $770,000 for 24 months.

(5)
100% of 2012 STIP award of $373,142, plus 2 additional years at target performance (200% of $770,000 base salary each year).

(6)
Average monthly company contribution toward medical and dental coverage ($1,514 medical and $72 dental) for 24 months (in calculating the average premium for the Company contribution toward Mr. Turner's medical and dental coverage, a 9% increase per year was taken into consideration over the period of the coverage).

(7)
Annual base salary of $770,000 continued to age 65 (3 1/2 years).

(8)
Average monthly company contribution toward medical and dental coverage ($1,613 medical and $77 dental) continued to age 65 (3 1/2 years). (In calculating the average premium for the company contribution toward Mr. Turner's medical and dental coverage, a 9% increase per year was taken into consideration over the period of the coverage.)

(9)
Monthly company contribution toward life insurance coverage ($76) continued to age 65 (3 1/2 years).

(10)
Annual base salary of $770,000 continued to June 15, 2014 (17 1/2 months).

(11)
100% of 2012 STIP award of $373,142 plus 1 additional year at target performance (200% of $770,000 base salary).

David M. Coleal

	Voluntary Termination	Termination for Cause	Termination Upon Expiration of Employment Agreement	Involuntary Termination Without Cause		Termination Due to Disability	Termination Due to Death
Salary Continuation	—	—	—	$385,000	(1)	—	—
Medical/Dental Insurance	—	—	—	$7,728	(2)	—	—

(1)
Annual base salary of $385,000 for 12 months.

(2)
Average monthly company contribution toward medical and dental coverage ($1,188 medical and $100 dental) for six months.

Michael G. King

        Assuming voluntary retirement by Mr. King on December 31, 2012, Mr. King would be entitled, pursuant to the STIP, to a cash payment in the amount of $111,361 and accelerated vesting of 3,160 shares, multiplied by $16.97 (the closing price for our Class A Common stock on December 31, 2012, the last trading day of our fiscal year 2012) for a value of $53,625. "Qualifying Retirement" is defined in the STIP as the voluntary termination of employment by a participant (i) who is age 55 or older with ten years of service with the Company, or (ii) who is age 60 or older with five years of service with the Company.

Change-in-Control

        Neither the Company nor Spirit maintains a change-in-control agreement or any other similar plan or arrangement intended specifically to provide income protection for executive officers upon a change-in-control. However, several of the Company's plans provide certain benefits to executive officers in the event of a change-in-control.

        Under the SERP, a change-in-control may result in payment of amounts with respect to phantom stock granted under the SERP. Under the EIP, a change-in-control may provide participants the opportunity to acquire an interest in restricted shares granted under the EIP and/or may increase the opportunity to acquire an interest in restricted shares upon a future liquidity event.

        Under the STIP and LTIP, a change-in-control of the Company will entitle the participants in those plans (which includes all of the Named Executive Officers) to accelerated vesting in full of any outstanding unvested shares held pursuant to the STIP and LTIP. In addition, under the STIP, upon the occurrence of a change-in-control of the Company, each Qualifying STIP Participant will be entitled to receive an award of cash in an amount equal to the full-year STIP award that such participant would have been entitled to receive for such year had the target performance metrics established for such year been met. Under the LTIP, upon the occurrence of a change-in-control of the Company, each Qualifying LTIP Participant will be entitled to receive an award of cash in an amount equal to the value of the full-year LTIP award that would have been made to such participant if not for occurrence of the change-in-control. For both the STIP and LTIP, a change-in-control is (i) a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding Onex), acquires more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of the Company's equity interests), (ii) a merger or consolidation involving the Company in which the Company is not the surviving entity, or (iii) a transaction that is a sale of all or substantially all of the assets of the Company or Spirit to a person other than Onex if all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company.

        Under the Perquisite Allowance Plan, any of the Named Executive Officers who are employed by the Company on the date of closing of a change-in-control transaction or who were involuntarily terminated by the Company without cause during the 90-day period ending on the date of the change-in-control transaction are entitled to receive a cash award equal to (i) any remaining unused portion of the Named Executive Officer's allowance for the calendar year in which the change-in-control transaction occurs, plus (ii) an amount equal to 100% of the Named Executive Officer's allowance for the calendar year in which the change-in-control transaction occurs. The annual allowance amount for Mr. Turner is $25,000 and will be determined by the Company for the other Named Executive Officers (not exceeding an annual amount of $13,000 per participant). Under the Perquisite Allowance Plan, a change-in-control is defined as defined in the LTIP (as described above).

Executive Incentive Plan

        Pursuant to the EIP, participants have the opportunity to acquire an interest in restricted shares granted under the EIP upon the occurrence of a "Liquidity Event." A "Liquidity Event" is defined under the EIP to include a "Change-in-Control." A "Change-in-Control" is defined under the EIP as a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding Onex), acquires (i) more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of the Company's equity interests), or (ii) all or substantially all of the assets of the Company or Spirit and all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company. Thus, upon a "Change-in-Control" under the EIP, participants may have the opportunity to acquire an interest in restricted shares granted under the EIP. On October 20, 2008, the Board amended the EIP to remove the change-in-control requirement from the EIP. Thus, to the extent EIP participants have been granted restricted stock under the EIP in which they have not yet acquired an interest as of June 16, 2015, they may acquire an interest in that stock on that date, regardless of whether a change-in-control has occurred.

Summary Table

        The following table summarizes the compensation that may become payable to the Company's current Named Executive Officers upon a change-in-control, assuming the change-of-control occurred on December 31, 2012.

	SERP		EIP		STIP		LTIP		Perquisite Allowance Plan
Jeffrey L. Turner, President & CEO	$3,880,615	(1)	$2,781,332	(3)	$1,749,494	(4)	$9,452,201	(5)	$50,000	(6)
Philip D. Anderson, SVP, CFO	—		—		$504,827	(4)	$1,897,365	(5)	$26,000	(6)
David M. Coleal, SVP/General Manager, Fuselage Segment	—		—		$383,302	(4)	$1,181,172	(5)	$26,000	(6)
Michael G. King, SVP & COO	$569,123	(2)	$367,434	(3)	$499,068	(4)	$1,538,658	(5)	$26,000	(6)
John A. Pilla, SVP/General Manager; Propulsion and Wing Segments; Aftermarket Customer Support	—		$287,591	(3)	$395,972	(4)	$1,539,905	(5)	$26,000	(6)

(1)
228,675 phantom stock units multiplied by $16.97 (the closing price for our Class A Common stock on December 31, 2012, the last trading day of our fiscal year 2012).

(2)
33,537 phantom stock units multiplied by $16.97 (the closing price for our Class A Common stock on December 31, 2012, the last trading day of our fiscal year 2012).

(3)
Number of restricted shares multiplied by per share value. Assumes all remaining equity interest in us held by Onex is disposed of in a transaction occurring as of December 31, 2012, and "Return on Invested Capital" equals or exceeds 26%. Therefore, EIP participants acquire an interest in all remaining shares of restricted stock. Value per share of restricted stock assumed to be $16.97 (the closing price for our Class A Common stock on December 31, 2012, the last trading day of our fiscal year 2012).

(4)
Represents (i) a cash award in an amount equal to the value of the full-year STIP award that such Named Executive Officer would have been entitled to receive for such year had the target performance metrics established for such year been met, and (ii) the amount of any outstanding unvested shares held by such Named Executive Officer pursuant to the STIP (which, pursuant to the STIP, vest upon the change of control), multiplied by $16.97 (the closing price for our Class A Common stock on December 31, 2012, the last trading day of our fiscal year 2012).

(5)
Represents (i) a cash award in an amount equal to the value of the full-year LTIP award that would have been made to such Named Executive Officer in the ordinary course of business within the twelve-month period following the date of the change-in-control, if not for the occurrence of the change-in-control, and (ii) the amount of any outstanding unvested shares held by such Named Executive Officer pursuant to the LTIP (which, pursuant to the LTIP, vest upon the change of control), multiplied by $16.97 (the closing price for our Class A Common stock on December 31, 2012, the last trading day of our fiscal year 2012).

(6)
Represents a cash award under the Perquisite Allowance Plan, assuming that such Named Executive Officer's allowance for 2012 was entirely unused upon the occurrence of the change-in-control.

 PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

        PricewaterhouseCoopers LLP currently serves as the Company's independent registered public accounting firm, and that firm conducted the audit of the Company's accounts for fiscal year 2012. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2013, and the Board is asking the Company's stockholders to ratify that selection. Selection of the Company's independent registered public accounting firm is not required to be submitted to a vote of the stockholders of the Company for ratification. Although the Sarbanes-Oxley Act as well as the charter of the Audit Committee require the Audit Committee to engage, retain, and supervise the Company's independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by the Company's stockholders as a matter of good corporate practice.

        If a majority of votes cast on this matter are not cast in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee and the Board will reconsider the selection of such firm as the Company's independent registered public accounting firm. Even if the Company's stockholders vote on an advisory (non-binding) basis in favor of the selection, the Audit Committee may, in its discretion, direct the selection of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

        The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

        Unless otherwise instructed, the proxy holders will vote proxies received by them "FOR" the proposal. The affirmative vote of a majority of the votes of the shares of Common stock represented at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2013.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 Report of the Audit Committee

        The Board has a separately-designated standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public, the Company's systems of internal controls regarding finance, accounting, legal and regulatory compliance, and ethics that the Board and the Company's management have established, and the Company's auditing, accounting, and financial reporting processes generally. The Audit Committee annually selects the Company's independent registered public accounting firm and evaluates the independence, qualifications, and performance of the Company's internal auditors and the independent registered public accounting firm. The Audit Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by the Company regarding accounting, internal control, or auditing matters and the confidential, anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters.

        The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements as of and for the year ended December 31, 2012, as well as the representations of management regarding the Company's internal control over financial reporting. The Audit Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company's internal controls, management's representations regarding internal control over financial reporting, and the overall quality of the Company's financial reporting.

        The Audit Committee has discussed with the independent registered public accounting firm all items required by the standards of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards, No. 61, as amended by AICPA, Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management.

        The Audit Committee has relied on management representations that the financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and on the opinion of the independent registered public accounting firm included in their report to the Company's audited financial statements.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC, and selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2013.

  Audit Committee
  Francis Raborn, Chairman
  Charles L. Chadwell
  Ivor (Ike) Evans

 Fees Billed by the Independent Registered Public Accounting Firm

        The fees incurred by the Company, including its majority-owned subsidiaries, for services provided by PricewaterhouseCoopers LLP, the independent registered public accounting firm, in 2012 and 2011 are set forth below.

	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Audit Fees(1)	$4,280.1	$3,651.0
Audit-Related Fees(2)	$42.0	$354.6
Tax Fees(3)	$165.9	$180.0
All Other Fees(4)	$1,016.3	$93.7

Total	$5,504.3	$4,279.3

(1)
Represents fees and expenses for professional services provided in connection with the audit of the Company's annual financial statements and review of the Company's quarterly financial statements, statutory audits, and advice on accounting matters directly related to the audit and audit services provided in connection with other regulatory filings.

(2)
For 2012, amount is primarily for assistance with the Company's proxy statement and reporting-related analysis. For 2011, amount is primarily for assistance with non-recurring technical reviews requested by the Company.

(3)
Represents fees and expenses for preparation and review of tax returns and filings, tax consultations and advice related to compliance with tax laws, and tax planning strategies.

(4)
For 2012, amount is primarily for professional services provided to the Company, including evaluation of certain program compliance efforts and guidance provided for the April 14, 2012 severe weather event that impacted the Company. For 2011, amount is primarily for professional services provided to the Company.

        The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

        The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves the terms on which the independent registered public accounting firm is engaged for the ensuing fiscal year. All non-audit services must be approved by the Audit Committee.

OTHER MATTERS

General

        The Board does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider stockholder proposals (including proposals omitted from the Proxy Statement and form of proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

 The Company's Solicitation of Proxies

        The Proxy accompanying this Proxy Statement is solicited by the Board. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company will pay persons holding shares of Common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

Stockholders Proposals to Be Presented at the 2014 Annual Meeting of Stockholders

        Stockholders Proposals.    Under the rules and regulations of the SEC, proposals of stockholders intended to be included in the Company's proxy statement for presentation at the Company's 2014 Annual Meeting of Stockholders (i) must be received by the Company at its offices no later than November 26, 2013 (120 days preceding the one year anniversary of the Mailing Date), (ii) may not exceed 500 words and (iii) must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's proxy statement and form of proxy for that meeting, and must otherwise contain certain information specified in the Company's By-laws. In addition, pursuant to the Company's By-laws, a stockholder desiring to propose any matter for consideration at the 2014 Annual Meeting of Stockholders, other than through inclusion in the Company's proxy materials, must notify the Company's Secretary at the Company's offices, on or before December 31, 2013 (120 days prior to the one year anniversary of the immediately preceding annual meeting).

        Discretionary Proposals.    Stockholders intending to commence their own proxy solicitations and present proposals from the floor of the Company's 2014 Annual Meeting of Stockholders in compliance with Rule 14a-4 promulgated under the Exchange Act must notify the Company of such intentions before February 9, 2014 (45 days preceding the one year anniversary of the Mailing Date). After such date, the Company's proxy in connection with the 2014 Annual Meeting of Stockholders may confer discretionary authority on the Board to vote.

The Company's Website

        In addition to the information about the Company and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.spiritaero.com, including information about its management team, products and services and its corporate governance practices. The content on the Company's website is available for information purposes only, and should not be relied upon for investment purposes, and is not deemed to be incorporated by reference into this Proxy Statement.

        The Company makes available through its Internet website under the heading "Investor Relations", its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports after it electronically files such materials with the SEC. Copies of the Company's key corporate governance documents, including its Corporate Governance Guidelines, Code of Ethics and Business Conduct, charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, the Related Person Transaction Policy and the Insider Trading Policy are available on the Company's website, www.spiritaero.com.

        The Company's 2012 Annual Report, including a copy of its Annual Report on Form 10-K (which is not a part of the Company's proxy soliciting materials), excluding exhibits, is being mailed to stockholders with this Proxy Statement. A copy of any or all exhibits to the Form 10-K will be furnished to any stockholder, without charge, upon receipt of a phone call or written request from such person. Such request may be made to the Company's Investor Relations Department by writing to

Spirit AeroSystems, Investor Relations, P.O. Box 780008, Wichita, KS, 67278-0008, or by calling (316) 523-7040 or by sending an email request to investorrelations@spiritaero.com.

By order of the Board of Directors.

Sincerely,

Jon D. Lammers
 Senior Vice President, General Counsel and Secretary
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
March 26, 2013

SPIRIT AEROSYSTEMS

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

Admission Ticket

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Annual Meeting Proxy Card

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Charles L. Chadwell	☐	☐	02 - Ivor Evans	☐	☐	03 - Paul Fulchino	☐	☐
04 - Richard Gephardt	☐	☐	05 - Robert Johnson	☐	☐	06 - Ronald Kadish	☐	☐
07 - Larry A. Lawson	☐	☐	08 - Tawfiq Popatia	☐	☐	09 - Francis Raborn	☐	☐
10 - Jeffrey L. Turner	☐	☐						

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01LOCC 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee, or in another representative capacity, sign name and title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2. For Against Abstain 2. Ratify the selection of PricewaterhouseCoopers LLP. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - Charles L. Chadwell 04 - Richard Gephardt 07 - Larry A. Lawson 02 - Ivor Evans 05 - Robert Johnson 08 - Tawfiq Popatia 03 - Paul Fulchino 06 - Ronald Kadish 09 - Francis Raborn 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 10 - Jeffrey L. Turner MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMM 1 5 9 7 9 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 Admission Ticket

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . PROXY / VOTING INSTRUCTIONS SOLICITED BY THE BOARD OF DIRECTORS SPIRIT AEROSYSTEMS HOLDINGS, INC. 2013 ANNUAL MEETING OF STOCKHOLDERS APRIL 30, 2013 Each signatory on the reverse side hereby appoints Jon D. Lammers and Tawfiq Popatia, and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of Spirit AeroSystems Holdings, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 30, 2013 (the "Meeting"), and at any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting. This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted in accordance with the recommendations of the Board of Directors of Spirit AeroSystems Holdings, Inc. on all the proposals referred to on the reverse side and in the discretion of the proxies on any other matters as may properly come before the Meeting. IMPORTANT: PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE. Proxy — Spirit Aerosystems Holdings, Inc. Important Notice Regarding the Internet Availability of Proxy Materials for Spirit AeroSystems Holdings, Inc.’s 2013 Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report are available at: www.envisionreports.com/spr Please keep this ticket to be admitted to the annual meeting NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS Time: Place: Who May Vote: 11:00 A.M. Eastern Time on Hilton Washington Dulles Airport You may vote if you were a Tuesday, April 30, 2013 Colvin Run Ballroom stockholder of record at the 13869 Park Center Road close of business on Herndon, Virginia 20164 March 8, 2013. By order of the Board of Directors Jon D. Lammers, General Counsel and Secretary